Exhibit 10.20

Execution Version

SECURITIES PURCHASE AGREEMENT

by and among

IMPRIVATA, INC.,

the SELLING MEMBERS of

HT SYSTEMS, LLC,

HT SYSTEMS, LLC (solely with respect to the obligations contained in Section 8.3 herein)

and

David Wiener as the SELLERS REPRESENTATIVE

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5.8	Permits	15

5.9	Real Property	16

5.10	Intellectual Property	16

5.11	Compliance with Laws	20

5.12	Contracts	20

5.13	Employees	22

5.14	Employee Benefits	24

5.15	Environmental Compliance	25

5.16	Litigation	25

5.17	Insurance	26

5.18	Properties	26

5.19	Transactions with Affiliates	26

5.20	No Brokers	27

5.21	State Takeover Statutes	27

5.22	Warranties	27

5.23	Suppliers, Distributors and Customers	27

5.24	Solvency	28

5.25	Data Privacy	28

5.26	Fair Disclosure	29

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF BUYER		30

6.1	Organization	30

6.2	Authority and Enforceability	30

6.3	Conflicts	30

6.4	No Litigation	30

6.5	No Brokers	30

ARTICLE 7 CONDITIONS PRECEDENT TO CLOSING		31

7.1	Conditions Precedent to the Obligations of Buyer	31

7.2	Conditions Precedent to the Obligations of Selling Members	31

ARTICLE 8 ADDITIONAL AGREEMENTS		32

8.1	Non-Competition; Non-Solicitation	32

8.2	Tax Matters	33

8.3	Conduct of Business by the Company	37

ARTICLE 9 INDEMNIFICATION		39

9.1	Survival	39

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9.2	Indemnification by the Selling Members	40

9.3	Indemnification by Buyer	40

9.4	Limitations	41

9.5	Third Party Claims	42

9.6	Notice of Claims	42

9.7	Additional Limitations	43

9.8	Set-Off and Priority	43

9.9	Purchase Price Adjustments	44

ARTICLE 10 TERMINATION		44

10.1	Termination	44

10.2	Notice of Termination; Effect of Termination	45

10.3	Expenses	45

ARTICLE 11 GENERAL PROVISIONS		45

11.1	Sellers Representative	45

11.2	Notices	47

11.3	Entire Agreement	48

11.4	Severability	48

11.5	Binding Effect; Assignment	48

11.6	No Third-Party Beneficiaries	48

11.7	Interpretation	49

11.8	Governing Law; Jurisdiction	49

11.9	Attorneys’ Fees	50

11.10	Waivers	50

11.11	Amendments	50

11.12	No Publicity	50

11.13	Further Assurances	50

11.14	Counterparts	50

ARTICLE 12 DEFINITIONS		50

12.1	Defined Terms	50

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Exhibits

Exhibit A	Pro Rata Share
Exhibit B	Escrow Agreement
Exhibit C-1	Form of Employee Offer Letter
Exhibit C-2	Form of Consulting Agreement
Exhibit D	Form of Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement
Exhibit E-1	Form of Executive Employment Agreement for David Wiener
Exhibit E-2	Form of Executive Employment Agreement for Carl Bertrams
Exhibit E-3	Form of Executive Employment Agreement for Michael Esquinaldo
Exhibit F	Release of Claims
Exhibit G	Spousal Consent
Exhibit H	Allocation Methodology

Schedules

Schedule 2.2(h)	Contracts Requiring Consent to Assign
Schedule 2.2(i)(A)	Company Employees
Schedule 2.2(i)(B)	Company Independent Contractors
Schedule 3.1	Excluded Accounts Receivable

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SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is entered into as of April 30, 2015 by and among Imprivata, Inc., a Delaware corporation (“Buyer”), the parties listed as Selling Members on the signature pages hereto (collectively, the “Selling Members”), HT Systems, LLC (solely with respect to obligations contained in Section 8.3 herein), and David Wiener, as the representative of the Selling Members (the “Sellers Representative”). Buyer and the Selling Members are sometimes collectively referred to herein as the “Parties” and each, a “Party”.

RECITALS

WHEREAS, the Selling Members are party to that Limited Liability Company Agreement (the “LLC Agreement”) of HT Systems, LLC, a Florida limited liability company (“Company”), pursuant to which, among other things, all of the membership interests (the “Membership Units”) are owned by the Selling Members;

WHEREAS, the Membership Units represent all of the economic and voting membership interests in Company issued and outstanding prior to the Transactions; and

WHEREAS, the Selling Members desire to sell, and Buyer desires to purchase from the Selling Members, the Membership Units for the Purchase Price and upon the terms and conditions and subject to the conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows (Article 12) contains definitions of certain terms used in this Agreement):

ARTICLE 1

PURCHASE AND SALE

1.1 Membership Units. On the terms and subject to the conditions of this Agreement, at the Closing, the Selling Members shall sell, transfer and deliver to Buyer, and Buyer shall purchase from the Selling Members, all of the Selling Member’s right, title, and interest in and to all of the Membership Units, free and clear of all Encumbrances (the “Purchase”).

1.2 Purchase Price. Subject to adjustment as provided in Article 3 and Article 9, the purchase price for the Membership Units shall be an amount equal to Nineteen Million Seventy-Five Thousand Dollars ($19,075,000) (the “Purchase Price”). The Purchase Price shall be allocated to each Selling Member in accordance with such Selling Member’s Pro Rata Share. Whenever any component of the Purchase Price is distributed to the Selling Members, each Selling Member shall be entitled to receive the portion of such distribution equal to such Selling Member’s Pro Rata Share.

1.3 Retention Payment.

(a) In addition to the Purchase Price and the Earnout Consideration, if any, provided in Section 1.4, subject to the forfeiture provisions set forth in Section 1.3(b) below and provided that a Selling Member remains an employee of Buyer or an Affiliate of Buyer through the second anniversary of the Closing Date (the “Retention Period”), Buyer shall pay or cause to be paid to such Selling Member, within five (5) Business Days following the end of the Retention Period, the Retention Payment applicable to such Selling Member. The Parties agree that the Retention Payments will be treated as compensation income received by each Selling Member for U.S. federal, state and local income tax purposes.

(b) Notwithstanding the foregoing, if, before the conclusion of the Retention Period, (i) a Selling Member’s employment with Buyer or any Affiliate of Buyer is terminated or otherwise not continued by Buyer or any Affiliate of Buyer, as applicable, without Cause or (ii) a Selling Member’s employment with Buyer or any Affiliate of Buyer is terminated by such Selling Member for Good Reason then Buyer shall pay or cause to be paid to such Selling Member, within five (5) Business Days following such termination, the Retention Payment applicable to such Selling Member; provided, however, if, before the conclusion of the Retention Period (i) a Selling Member’s employment with Buyer or any Affiliate of Buyer is terminated by Buyer or any Affiliate of Buyer, as applicable, with Cause or (ii) a Selling Member’s employment with Buyer or any Affiliate of Buyer is terminated by such Selling Member without Good Reason, then any Retention Payment otherwise payable to such Selling Member shall be forfeited.

1.4 Earnout Consideration.

(a) In addition to the payments made at the Closing to the Selling Members and the Retention Payment, if any, provided in Section 1.3, Buyer agrees to pay or cause to be paid to the Selling Members (each an “Earnout Payment” and the sum of all Earnout Payments, the “Earnout Consideration”), if any, as provided in this Section 1.4 within five (5) Business Days of final determination of the applicable Earnout Payment in accordance with Section 1.4(b).

(i) For the period beginning on the day after the Closing Date and ending on the first anniversary of the Closing Date (such period, the “Initial Earnout Period”), [***] of the Bookings during such period in excess of the Initial Earnout Period Threshold, up to the Maximum Earnout Consideration (such amount, the “Initial Earnout Payment”), it being understood that no Initial Earnout Payment shall be payable with respect to the Initial Earnout Period if Bookings for the Initial Earnout Period do not exceed the Initial Earnout Period Threshold. The Initial Earnout Payment shall be allocated to each Selling Member in accordance with such Selling Member’s Pro Rata Share; provided, however, if, one or more Selling Member’s employment with Buyer or any Affiliate of Buyer is (A) terminated by Buyer or any Affiliate of Buyer, as applicable, with Cause, or (B) terminated by such Selling Member without Good Reason, before the conclusion of the Initial Earnout Period (each such Selling Member, a “Initial Period Terminated Member”), then the Pro Rata Share of the Initial Earnout Payment otherwise payable to the Initial Period Terminated Members shall be forfeited.

(ii) For the period beginning on the day after the first anniversary of the Closing Date and ending on the second anniversary of the Closing Date (such period, the “Subsequent Earnout Period” and together with the Initial Earnout Period, the “Earnout Period”), [***] of the Bookings during such period in excess of the Subsequent Earnout Period Threshold, up to the Maximum Earnout Consideration minus the Initial Earnout Payment, if any (such amount, the “Subsequent Earnout Payment”), it being understood that no Subsequent Earnout Payment shall be payable if Bookings for the Subsequent Earnout Period do not exceed the Subsequent Earnout Period Threshold, and in no event shall the aggregate Earnout Consideration exceed the Maximum Earnout Consideration. The Subsequent Earnout Payment shall be allocated to each Selling Member in accordance with such Selling Member’s Pro Rata Share; provided, however, if, one or more Selling Member’s employment with Buyer or any Affiliate of Buyer is (A) terminated by Buyer or any Affiliate of Buyer, as applicable, with Cause, or (B) terminated by such Selling Member without Good Reason, before the conclusion of the Subsequent Earnout Period (each such Selling Member, a “Subsequent Period Terminated Member”), then the Pro Rata Share of the Subsequent Earnout Payment otherwise payable to the Subsequent Period Terminated Members shall be forfeited.

(b) Within sixty (60) days following the end of each respective Earnout Period, Buyer shall deliver to the Sellers Representative a written notice (in each case, an “Earnout Notice”) specifying whether the Earnout Threshold for the applicable Earnout Period has been achieved, the amount of Bookings during such Earnout Period and the amount of the applicable Earnout Payment payable to each Selling Member, if any. Buyer shall permit the Sellers Representative and/or its designated accountants, representatives and counsel to have reasonable access to their books and records related to the calculations used by Buyer in calculating the amount of any Earnout Payment. The Sellers Representative may, on or prior to the date that is thirty (30) days after delivery of any Earnout Notice from Buyer, object to the amount of Bookings during such Earnout Period or the amount of the applicable Earnout Payment by providing written notice to Buyer and such notice shall identify in reasonable detail those items or amounts as to which the Sellers Representative disagrees (each such item or amount, an “Earnout Item of Dispute”). If Sellers Representative does not so object, the date of final determination of the applicable Earnout Payment shall be the day following the expiration of such thirty (30) day period. Except for Earnout Items of Dispute, the Sellers Representative shall be deemed to have agreed with all other items and amounts contained in the applicable Earnout Notice. In the event of any such objection, Buyer and the Sellers Representative shall, for a period of thirty (30) days, negotiate in good faith to resolve any such Earnout Item of Dispute. If the parties resolve all such Earnout Items of Dispute, the date of final determination of the applicable Earnout Payment shall be the day of such resolution. If the parties are unable to resolve their differences with respect to the Earnout Item of Dispute within such thirty (30) day period, then either Buyer or the Sellers Representative may submit the Earnout Item of Dispute to the Accounting Arbitrator. Buyer and the Sellers Representative shall each provide their respective calculations of Earnout Item of Dispute and shall request that the Accounting Arbitrator render a written determination, which determination shall be resolved within thirty (30) days after its retention, and the Parties shall cooperate fully with the Accounting Arbitrator so as to enable it to make such determination as quickly and as accurately as practicable. The

Accounting Arbitrator’s determination as to each Earnout Item of Dispute submitted to it shall be in writing and shall be conclusive and binding upon the Parties, absent manifest error or willful misconduct, and the amount of Bookings during such Earnout Period and the amount of the applicable Earnout Payment, if any, shall be modified to the extent necessary to reflect such determination. The date of such Accounting Arbitrator’s written determination shall be the date of final determination of the applicable Earnout Payment. The fees and expenses of the Accounting Arbitrator shall be paid by the Party whose calculation of the Earnout Item of Dispute is furthest from the determination rendered by the Accounting Arbitrator.

(c) The Parties agree that each Earnout Payment will be treated as compensation income received by each Selling Member for U.S. federal, state and local income Tax purposes.

(d) Notwithstanding anything to the contrary contained in this Section 1.4, in the event that Buyer has made any indemnification claim or claims pursuant to Article 9, Buyer shall be entitled to exercise its set-off rights with respect to up to Two Million Dollars ($2,000,000) of the Earnout Consideration, if any, pursuant to Section 9.8.

1.5 Escrow Amount.

(a) At Closing: (a) Buyer, the Sellers Representative and J.P. Morgan Chase Bank, N.A. (the “Escrow Agent”) shall enter into an Escrow Agreement in the form of Exhibit B attached hereto (the “Escrow Agreement”) and (b) Buyer shall deposit with the Escrow Agent, the Escrow Amount to be held as a trust fund (the “Escrow Fund”) by wire transfer in immediately available funds denominated in United States Dollars to the account specified in the Escrow Agreement. The Escrow Fund shall be held in escrow by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof for the purpose of securing the indemnification obligations set forth in Article 9 and for the purpose of securing the working capital adjustments, if any, to the Initial Closing Consideration as set forth in Article 3, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

(b) The Buyer and the Selling Members agree that (i) the right of the Selling Members to any disbursements of the Escrow Fund shall be treated as a contingent payment sale with a stated maximum selling price as contemplated by Treasury Regulations § 15A-453-1(c) and (ii) to the extent a portion of the Escrow Fund is disbursed to the Selling Members in accordance with the terms of the Escrow Agreement in a taxable year following the taxable year that includes the Closing Date, interest shall be imputed at the short-term rate in an amount as required by Code Sections 483 and 1274(d).

1.6 Withholding Rights. Buyer shall be entitled to deduct and withhold from any amounts otherwise payable by Buyer pursuant to this Agreement such amounts as Buyer is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable Tax Law. Except with respect to any failure by a Seller to deliver the certificate described in Section 2.2(l) prior to the Closing Date and with respect to the Retention Payment and the Earnout Payment, Buyer shall use reasonable best efforts to notify Sellers Representative prior to making such deduction and withholding and shall consider in good faith any legal interpretation or additional information provided by Sellers Representative to Buyer that may alleviate the Tax Law requirement to deduct and withhold from the amounts otherwise payable. Between the date hereof and the Closing Date, the parties agree to cooperate in good faith with respect to any deduction or withholding that may be required with respect to amounts otherwise payable pursuant to this Agreement. To the extent that any amounts are so deducted and withheld by Buyer and are remitted to the appropriate Governmental Authority, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

ARTICLE 2

CLOSING AND DELIVERIES

2.1 Closing. The closing of the transactions contemplated hereby (the “Closing”) will take place at the offices of Goodwin Procter LLP, 53 State Street, Boston, MA 02109 on the date of this Agreement (the “Closing Date”). All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing will be deemed to have been taken and executed simultaneously (notwithstanding any waiver by the Parties in accordance with Article 7), and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered at Closing (if not otherwise waived in accordance with Article 7).

2.2 Deliveries by Selling Members. At the Closing, the Selling Members shall deliver or cause to be delivered to Buyer the following items:

(a) A counterpart to this Agreement, duly executed by the Selling Members and the Sellers Representative;

(b) a copy of Company’s Articles of Organization certified by the Florida Department of State, Division of Corporations as of a date reasonably prior to the Closing Date;

(c) a good standing certificate of Company from its jurisdiction of organization and each other jurisdiction in which it is qualified to do business, in each case dated as of a date reasonably prior to the Closing Date;

(d) evidence reasonably satisfactory to Buyer of the release of any Encumbrances (other than Permitted Encumbrances) that had been imposed on any assets of Company;

(e) a duly executed assignment document from each Selling Member effecting the transfer of the Membership Units;

(f) a duly executed resignation from each manager and officer of Company;

(g) evidence reasonably satisfactory to Buyer regarding the termination of any Contracts between Company and any of its respective Affiliates other than the LLC Agreement and the Contracts set forth on Schedule 5.12 of the Disclosure Schedule;

(h) evidence reasonably satisfactory to Buyer regarding the assignment of Contracts set forth on Schedule 2.2(h).

(i) each of Company’s employees set forth on Schedule 2.2(i)(A) and independent contractors set forth on Schedule 2.2(i)(B) hereto shall have executed and delivered (i) in the case of employees, employment offer letters with Buyer, or an Affiliate of Buyer acceptable to the Selling Members, in substantially the form attached hereto as Exhibit C-1, and in the case of independent contractors, consulting agreements with Buyer, or an Affiliate of Buyer, in the form attached hereto as Exhibit C-2, and (ii) a non-competition, non-solicitation, confidentiality and invention assignment agreement with Buyer or an Affiliate of Buyer in the form attached hereto as Exhibit D (an “Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement”);

(j) each of David Wiener, Carl Bertrams and Michael Esquinaldo shall have executed and delivered (i) an employment agreement with Buyer acceptable to the Selling Members, in substantially the forms attached hereto as Exhibits E-1, E-2 and E-3, respectively (collectively, the “Executive Employment Agreements”), (ii) an Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement, and (iii) a Release of Claims in the form attached hereto as Exhibit F (a “Release of Claims”);

(k) the Escrow Agreement, duly executed by the Sellers Representative and the Escrow Agent;

(l) non-foreign person affidavit from each Selling Member dated as of the Closing Date prepared in accordance with the requirements of Treasury Regulation Section 1.1445-2(b)(2);

(m) if any Selling Member is a married individual, a spousal consent in the form attached hereto as Exhibit G executed by the spouse of such Selling Member consenting to the transactions contemplated by the Transaction Documents;

(n) any minute books, statutory books and registers, books of account, trading and financial records, copies of taxation returns and other documents and papers of Company, and any common seal, duplicate seal or official seal, of Company;

(o) IRS Form 8023 duly executed by the Selling Members indicating the intention of such Selling Members to make an election under Code Section 338(h)(10) with respect to the sale and, if necessary, any similar forms for applicable state Tax purposes identified by Buyer at least one day prior to the Closing Date;

(p) unaudited balance sheet for the fiscal year ended December 31, 2013, unaudited income statement and balance sheet for the fiscal year ended December 31, 2014, and the unaudited income statement and balance sheet for the three-month period ended March 31, 2015;

(q) an officer’s certificate executed in accordance with Section 7.1(e); and

(r) such other documents as Buyer may reasonably and timely request for the purpose facilitating the consummation or performance of the Transactions or any of the Transaction Documents.

2.3 Deliveries by Buyer. At the Closing, Buyer shall execute and deliver or cause to be delivered to Buyer the following items:

(a) a counterpart to this Agreement, duly executed by Buyer;

(b) the Executive Employment Agreements, duly executed by Buyer or an Affiliate of Buyer;

(c) IRS Form 8023 duly executed by the Buyer indicating the Buyer’s intention to make an election under Code Section 338(h)(10) with respect to the sale and, if necessary, any similar forms for applicable state Tax purposes identified by Buyer at least one day prior to the Closing Date; and

(d) the Escrow Agreement, duly executed by Buyer and the Escrow Agent.

2.4 Payment of Purchase Price. At the Closing, Buyer shall pay, or cause to be paid, to the Selling Members, an amount in cash equal to the Initial Closing Consideration due at Closing, subject to the adjustments set forth herein, by wire transfer of immediately available funds to the account designated in writing by the Sellers Representative to Buyer.

ARTICLE 3

WORKING CAPITAL ADJUSTMENT

3.1 Estimated Closing Working Capital. At least five (5) Business Days prior to the Closing Date, the Selling Members shall have caused Company to prepare in good faith and deliver to Buyer (a) an estimated unaudited balance sheet as of the close of business on the last Business Day immediately preceding the Closing Date (the “Estimated Closing Balance Sheet”), (b) a statement of the book value of Company’s current assets (excluding cash and including accounts receivable, but excluding the accounts receivable listed on Schedule 3.1 to this Agreement), less Company’s current liabilities (excluding Indebtedness, Transaction Expenses and all deferred revenue, both long-term and current) (the “Working Capital”) and as reflected on the face of the Estimated Closing Balance Sheet (the “Estimated Closing Working Capital”) and the Working Capital Target as reflected on the face of the Estimated Closing Balance Sheet (the “Estimated Working Capital Target”), and (c) the calculation for the Estimated Closing Working Capital Adjustment, in all cases without giving effect to the Transactions and with reasonable supporting calculations and detail. The Estimated Closing Balance Sheet, Estimated Closing Working Capital, Estimated Working Capital Target and Estimated Closing Working Capital Adjustment will be prepared in accordance with the GAAP, and will not include any changes in assets or liabilities as a result of purchase accounting adjustments arising from, or resulting as a consequence of, the Transactions. If Buyer disagrees with the Selling Members’ calculation of the Estimated Closing Working Capital, Estimated Working Capital Target or Estimated Closing Working Capital Adjustment, the Parties shall work together in good faith to resolve such disagreement prior to the Closing. If the Estimated Closing Working Capital Adjustment is a negative number, then the absolute value of the

Estimated Closing Working Capital Adjustment shall be subtracted from the Initial Closing Consideration. If the Estimated Closing Working Capital Adjustment is zero, then no adjustment to the Initial Closing Consideration shall be made.

3.2 Closing Balance Sheet. Within ninety (90) days after the Closing Date, Buyer shall prepare in good faith and deliver to the Sellers Representative an unaudited balance sheet as of the close of business on the last Business Day immediately preceding the Closing Date (the “Closing Balance Sheet”), and a statement of the Working Capital as reflected on the face of the Closing Balance Sheet (the “Closing Working Capital”) and the Working Capital Target as reflected on the face of the Closing Balance Sheet (the “Closing Working Capital Target”). The Closing Balance Sheet and the calculation of the Closing Working Capital and Closing Working Capital Target will be prepared in accordance with GAAP and as described in Section 3.1, and will not include any changes in assets or liabilities as a result of purchase accounting adjustments arising from or resulting as a consequence of the Transactions.

3.3 Disagreement and Resolution.

(a) If the Sellers Representative disagrees with the determination of the Closing Working Capital or the Closing Working Capital Target, then the Sellers Representative shall notify Buyer in writing of such disagreement within thirty (30) days after delivery of the Closing Balance Sheet, which notice shall describe the nature of any such disagreement in reasonable detail, identify the specific items involved and the dollar amount of each such disagreement and provide reasonable supporting documentation for each such disagreement. After the end of such thirty (30) day period, neither Buyer nor the Sellers Representative may introduce additional disagreements with respect to any item in the Closing Balance Sheet, Closing Working Capital or the Closing Working Capital Target or increase the amount of any disagreement, and any item not so identified shall be deemed to be agreed to by the Parties and will be final and binding.

(b) If Buyer and the Sellers Representative are unable to resolve all disagreements properly identified pursuant to Section 3.3(a) within thirty (30) days after delivery of written notice of such disagreements, then either Buyer or the Sellers Representative may submit such dispute for final and binding resolution to the Accounting Arbitrator (determined in accordance with the procedures described in Section 1.4(b)). Within twenty (20) days of receipt of a supporting brief, the receiving party may present a responsive brief to the Accounting Arbitrator (which responsive brief shall also be concurrently provided to the other party). The Accounting Arbitrator shall only consider the briefs of the parties, and shall not conduct any independent review in determining those items and amounts disputed by the parties. The Accounting Arbitrator shall deliver to Buyer and the Sellers Representative, as promptly as practicable and in any event within ninety (90) days after its appointment, a written report setting forth the resolution of any such disagreement determined in accordance with the terms of this Agreement. The determination of the Accounting Arbitrator shall be final and binding on the Parties. The fees of the Accounting Arbitrator shall be borne by the Party whose calculation of the Closing Working Capital Adjustment is furthest from the determination rendered by the Accounting Arbitrator. The Closing Working Capital Adjustment as finally determined in accordance with this Section 3, shall be referred to as the “Final Working Capital Adjustment”.

3.4 Purchase Price Adjustment.

(a) If the True-Up Amount is a negative number then Buyer and the Sellers Representative shall promptly (and in any event within two (2) Business Days after the date of such notice) issue instructions to the Escrow Agent to release to Buyer from the Escrow Fund an amount of cash equal to the absolute value of the True-Up Amount, by wire transfer of immediately available funds to Buyer.

(b) If the True-Up Amount is a positive number, then Buyer shall promptly (and in any event within two (2) Business Days after the date of such notice) pay or cause to be paid to the Selling Members based on their respective Pro Rata Share the True-Up Amount by wire transfer of immediately available funds.

(c) Amounts paid under this Section 3 or Article 8 shall be treated as an adjustment to the Purchase Price for Tax purposes.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE SELLING MEMBERS

As an inducement to Buyer to enter into this Agreement and to consummate the Transactions, except as set forth in the Disclosure Schedule, each Selling Member represents and warrants to Buyer (severally and not jointly) as set forth in this Article 4.

4.1 Authority and Enforceability. Such Selling Member has the legal capacity to execute and deliver this Agreement or any Transaction Document to which such Selling Member is a party, to consummate the Transactions and to perform its obligations under this Agreement and such Transaction Documents. This Agreement has been duly and validly executed and delivered by such Selling Member and (assuming the due authorization, execution and delivery by Buyer) this Agreement constitutes the legal, valid and binding obligations of such Selling Member.

4.2 Conflicts. The execution and delivery by such Selling Member of this Agreement and the performance by it of its obligations hereunder, do not and will not:

(a) (A) conflict with or violate any provision of Law or (B) conflict with or violate any Court Order to which such Selling Member or any of the Membership Units held by such Selling Member is subject;

(b) (A) require a consent, approval or waiver from, or notice to, any party to any Contract to which such Selling Member is a party or by which such Selling Member or any Membership Units held by such Selling Member is bound or affected, or (B) result in a breach of, constitute a default under, or result in the acceleration of obligations, loss of benefit or increase in any liabilities or fees under, or create in any party the right to terminate, cancel or modify (whether after the giving of notice, lapse of time or both), any Contract to which such Selling Member is a party or by which any Membership Units are bound or affected;

(c) result in the creation of any Encumbrance on any of the property or assets of such Selling Member (including the Membership Units held by such Selling Member); or

(d) require a registration, filing, application, notice, consent, approval, order, qualification, or waiver with, to or from any Governmental Authority or any other Person.

4.3 Litigation. There is no Action presently pending or, to the knowledge of such Selling Member, threatened against such Selling Member that would reasonably be expected to prevent, hinder or delay the consummation of the Transactions. Such Selling Member is not subject to any outstanding Court Order that would reasonably be expected to prevent, hinder or delay the consummation of the Transactions, nor is such Selling Member a party or, to the knowledge of such Selling Member, threatened to be made a party, to any such Court Order.

4.4 No Brokers. No Selling Member is obligated to pay any fee or commission to any broker, finder, investment banker or intermediary, for or on account of the Transactions.

4.5 Membership Units. The Selling Members collectively own all of the Membership Units, free and clear of Encumbrances, and in such respective amounts as set forth on Exhibit A hereto, and the Selling Members collectively own all of the outstanding equity interests of Company, free and clear of Encumbrances. Such Selling Member is not a party to any option, warrant, right, contract, call, put or other agreement or commitment providing for the disposition or acquisition of any such Membership Units or any such equity interests. Such Selling Member is not a party to any, and there is no voting trust, proxy or other agreement or understanding with respect to the voting of any such Membership Units or any such equity interests, other than the LLC Agreement.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLING MEMBERS RELATING TO COMPANY

As an inducement to Buyer to enter into this Agreement and to consummate the Transactions, each Selling Member represents and warrants to Buyer (severally and not jointly) as set forth in this Article 5 (except as set forth in the corresponding section or subsection of the Disclosure Schedule, provided that any disclosure in any such section or subsection shall only be deemed to be disclosures against any other representations and warranties to the extent the relevance of such disclosures to such other representations and warranties is reasonably and readily apparent on the face of such disclosure). All references to Company in this Article 5 shall refer to any predecessor entities thereof.

5.1 Organization and Power. Company is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Florida and is licensed or qualified to conduct its business and is in good standing in each jurisdiction listed in Schedule 5.1 of the Disclosure Schedule, which sets forth every jurisdiction where it is required to be so licensed or qualified, except where the failure to be so licensed or qualified would not have a Material Adverse Effect. Company has the limited liability company power and authority to own, lease and operate its assets and properties and to carry on its business in the same manner as currently conducted. Company has never conducted any business under or otherwise used for any purpose in any jurisdiction any fictitious name, assumed name, trade name or other name. A true, correct and complete copy of the LLC Agreement has been delivered or made available by Company to Buyer. Company does not have any minute books or other records of meetings of the manager(s), Selling Members or committees of Company’s managers.

5.2 Capitalization.

(a) Schedule 5.2(a) of the Disclosure Schedule sets forth the Membership Units that are issued and outstanding and the capitalization of Company. All issued and outstanding equity securities of Company are validly issued and fully paid. The Membership Units were offered, issued, sold and delivered in compliance with applicable securities Laws, without giving rise to preemptive rights of any kind. Company does not have outstanding any of the following: (i) securities convertible into or exchangeable for any equity securities of Company; (ii) options, warrants or other rights to purchase or subscribe to equity securities of Company or securities convertible into or exchangeable for equity securities of Company; or (iii) Contracts, puts, calls or claims relating to the issuance of any equity securities of Company, any such convertible or exchangeable securities or any such options, warrants or right.

(b) There are (i) no preemptive rights, rights of first refusal, put or call rights or obligations or anti-dilution rights with respect to the issuance, sale or redemption of the Membership Units or any interests therein, (ii) no rights to have the Membership Units registered for sale to the public in connection with the Laws of any jurisdiction, and (iii) no documents, instruments or agreements relating to the voting of the Membership Units or restrictions on the transfer of the Membership Units. There are no declared or accrued but unpaid dividends with respect to any Membership Units.

(c) The relative rights, preferences and other provisions relating to the Membership Units are as set forth in Company’s Organizational Documents. The Membership Units represent all of the issued and outstanding equity interests of Company and the Selling Members are the sole record owners of the Membership Units, in each case, free and clear of all Encumbrances (other than restrictions on transfer of securities under the LLC Agreement and applicable securities Laws).

5.3 Subsidiaries. Company does not currently have, and has never had, any subsidiaries or any equity or ownership interest (or any interest convertible or exchangeable or exercisable for, any equity or ownership interest), whether direct or indirect, in any Person. Company is not obligated to make nor is it bound by any agreement or obligation to make any investment in or capital contribution in or on behalf of any other Person.

5.4 Financial Statements. The Selling Members have caused Company to deliver to Buyer: (i) true, accurate and complete copies of Company’s unaudited financial statements, including the balance sheet (the “Most Recent Balance Sheet”), as of March 31, 2015 (the “Most Recent Balance Sheet Date”), and the related unaudited statements of operations, members’ equity and cash flow for the three-month period then ended (together, the “Most Recent Financial Statements”), and (ii) true, accurate and complete copies of Company’s unaudited balance sheet for the fiscal year ended December 31, 2013 and the unaudited income statement and balance sheet for the fiscal year ended December 31, 2014 (together with the Most Recent Financial Statements, the “Financial Statements”). Except for the absence of notes to the Financial Statements, the Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly, in all material respects, the financial position of Company as at and for the respective periods then ended and the consolidated results of its operations and cash flows and changes in financial position for the periods indicated, except that the Most Recent Financial Statements do not contain the notes required by GAAP and are subject to normal and recurring year-end adjustments which are not, individually or in the aggregate, material.

5.5 No Undisclosed Liabilities. Company does not have any liabilities of any nature, whether or not accrued, contingent, asserted, unasserted, absolute or otherwise, except for: (a) liabilities specifically reserved against on the face of the Most Recent Balance Sheet (and, for the avoidance of doubt, not solely in the notes thereto), (b) the matters set forth on Schedule 5.5 of the Disclosure Schedule, (c) executory Contract liabilities under (i) any Business Agreement or (ii) any Contract not required to be listed in Schedule 5.12 of the Disclosure Schedule, (d) liabilities and obligations incurred in connection with this Agreement and the Transactions, and (e) liabilities that do not exceed $25,000.

5.6 Operations Since the Most Recent Balance Sheet Date.

(a) Since the Most Recent Balance Sheet Date, Company has not:

(i) suffered a Material Adverse Effect;

(ii) sold, pledged, assigned, leased (as lessor or lessee), licensed, transferred, abandoned or otherwise disposed of any of its assets (including Intellectual Property), whether tangible or intangible (other than disposition of Inventory in the Ordinary Course of Business);

(iii) acquired any property or assets other than in the Ordinary Course of Business or made or committed to make any capital expenditures in excess of $10,000;

(iv) increased any bonus, wage, salary or other compensation or benefit payable or to become payable by Company to any of its employees, consultants, contractors, or advisors, including the modification of any existing compensation or equity arrangements with such individuals, or committed, orally or in writing, to any such increase to any such individual or group thereof, or made, granted or instituted any increase or committed, orally or in writing, to any such increase in any existing Benefit Plan or adopted or materially amended any Benefit Plan, except as required to comply with applicable Law, other than, in each case, any increase of a current non-officer employee’s salary or bonus or increase occurring in the Ordinary Course of Business not in excess of five percent (5%) of such employee’s salary or bonus in effect as of the date of the Most Recent Balance Sheet;

(v) (A) granted any severance or termination pay to any employee, or (B) entered into any employment agreement, extension of any employment offer, payment or agreement to pay, any bonus or special remuneration to any employee;

(vi) created, incurred, assumed or guaranteed any Indebtedness or extended any loans, lines of credit or financing to any Person (which shall not include advances made to a non-officer employee of Company in the Ordinary Course of Business);

(vii) mortgaged, pledged or encumbered any of its properties or assets or subjected them to any Encumbrance, except Permitted Encumbrances;

(viii) amended its Organizational Documents;

(ix) been involved in any labor dispute or experienced any activity, union organizing or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;

(x) terminated any employee (it being understood that termination of employees by reason of death or disability shall not constitute termination for purposes of this Section 5.6(a)(x));

(xi) entered into any new line of business, made any material change in its business practices, including any change in accounting methods or practices or collection, credit, pricing or payment policies, except as described in Section 5.6(a)(xi) of the Disclosure Schedule;

(xii) disposed of (whether by sale, assignment, license, forfeiture, abandonment or otherwise), encumbered or failed to keep in effect or maintain, or taken any action, or failed take any action, that could reasonably be expected to result in the loss, lapse, abandonment, invalidity or unenforceability of, any right in, to or for the use of any Company Intellectual Property, or entered into any license agreement (other than non-exclusive end-user license agreements entered into by Company in the Ordinary Course of Business), distribution agreement, security agreement, assignment or other conveyance or option for the foregoing;

(xiii) entered into any acquisition or agreement to acquire by merger, consolidation or otherwise, or agreement to acquire a substantial portion of the assets of, or in any other manner, any business of any other Person;

(xiv) entered into any Business Agreement or terminated (other than an expiration of the term in accordance with the terms thereof), extended, amended or modified of the terms of any Business Agreement (or any Contract or other agreement that would have been a Business Agreement but for such termination, extension, amendment or modification) or any waived, released or assigned any rights or claims thereunder;

(xv) made any Tax election or settled and/or compromised any Tax liability of Company; prepared any Tax Returns in a manner that is inconsistent with the past practices of Company with respect to the treatment of items on such Tax Returns; incurred any material liability for Taxes other than in the ordinary course of business, or filed an amended Tax Return or a claim for refund of Taxes with respect to the income, operations or property of Company;

(xvi) instituted any claim or lawsuit related to the Business;

(xvii) entered into any settlement, conciliation or similar Contract, or waived, canceled, compromised or released any rights or claims of material value to the Business, whether or not in the Ordinary Course of Business;

(xviii) entered into any transaction that was not in the Ordinary Course of Business; or

(xix) agreed, whether orally or in writing, to do any of the foregoing.

5.7 Taxes.

(a) Except as described in Section 5.7(a) of the Disclosure Schedule, all income and other material Tax Returns of Company have been timely and properly filed. Company has timely paid all Taxes due and owing (whether or not shown on any Tax Returns). All such Tax Returns were true correct and complete in all material respects. No unresolved issue has been raised in writing by any Governmental Authority in the course of any audit with respect to Taxes for which Company would be held liable.

(b) Except as described in Section 5.7(b) of the Disclosure Schedule, Company does not have any liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise and Company is neither a party to nor is bound by any agreement a principal purpose of which is to allocate or share liability for Taxes between or among Company and other Persons.

(c) Company has withheld or collected and paid all Taxes required to have been withheld or collected and paid in connection with amounts allocated, paid or owing to or by any employee, independent contractor, customer, client, creditor, member, or other Persons.

(d) Except as described in Section 5.7(d) of the Disclosure Schedule, no claim for assessment or collection of Taxes has been received by Company in writing that has not been fully resolved. There is no audit, examination, request for information, refund claim, litigation, proceeding, proposed adjustment or matter in controversy with respect to any Taxes of or with respect to Company presently pending or threatened in writing. To the Selling Members’ actual knowledge, no such action or proceeding has otherwise been threatened by a Governmental Authority.

(e) Company has not been subject to any extension of, or has filed any waiver with respect to, any statute of limitations applicable to the assessment or collection of any Tax.

(f) Company has not engaged in a transaction that constitutes a “reportable transaction” as such term is defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b).

(g) There are no liens for Taxes (other than for current Taxes not yet due and payable) on the assets of Company.

(h) No written claim has ever been received by the Company by a Tax authority in a jurisdiction where the Company does not pay Taxes or file Tax Returns to the effect that it is or may be subject to Taxes assessed by or a filing requirement in such jurisdiction.

(i) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. income Tax Law) executed on or prior to the Closing Date; (iv) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount received on or prior to the Closing Date; or (vii) election made under Section 108(i) of the Code prior to the Closing.

(j) The Company is, and at all times since its formation has been, qualified and treated as an S corporation (within the meaning of Section 1361 and 1362 of the Code and every analogous provision of applicable state, local or foreign Tax Law) having in effect a valid and timely election made pursuant to Section 1362(a) of the Code (and any similar election under any applicable state and local income Tax Law for a Taxing jurisdiction in which the Company has nexus for income Tax purposes, the “S Election”), and no Tax authority has challenged the effectiveness of this election. All requirements for making the S Election were satisfied at the time the S Election was made and that the S Election was timely filed and in effect for all taxable years of the Company for which U.S. federal, state or local income Tax Returns were filed based upon the continued validity of such S Election. The Company has, and at all times has had, only one class of common stock and does not have any outstanding options, contracts or other instruments that would constitute a second class of stock within the meaning of Section 1361(b)(1)(D) of the Code and the Treasury Regulations issued thereunder. The Company has no potential liability for Taxes under Section 1374 of the Code (or any similar provision of state or local law).

5.8 Permits. Company holds all Permits that are necessary to entitle Company to own or lease, operate and use Company’s assets and to carry on and conduct Company’s business in substantially the same manner as currently conducted. All of the Permits held by Company are in full force and effect. Since the Company’s formation, there have not been any material violations recorded in respect of any such Permits. No proceeding is pending or, to the knowledge of the Selling Members, threatened to revoke or limit any such Permit. Since the Company’s formation, Company has not received any written notice from any Governmental Authority regarding a violation of, conflict with, or failure to comply with, any term or requirement of any Permit.

5.9 Real Property.

(a) Company does (i) not own, nor has ever owned, any real property and (ii) is not obligated nor has any option to acquire any ownership interest in any real property. The Leased Real Property identified in Schedule 5.9 of the Disclosure Schedule comprises all of the real property used in the operation of the Business and leased by Company.

(b) Except for the list of all leases and subleases of real property set forth on Schedule 5.9 of the Disclosure Schedule, in each case including all amendments, extensions and modifications thereto and assignments and subleases thereof, together with all exhibits, addendum, riders and other documents constituting a part thereof or affecting such leasehold (collectively, the “Leases”), there are no leases, subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements, written or oral, granting to any person the right to purchase, use or occupy any address of each Leased Real Property facility of Company (“Premises”), or any real property or any portion thereof or interest in any such Premises or real property. All of the Leases are in full force and effect and are enforceable in accordance with their respective terms, and shall continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing. Company is not, and to the knowledge of the Selling Members, no other party to such Lease is in material breach or material default under any such Lease, and to the knowledge of the Selling Members, no event has occurred which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under any Lease.

5.10 Intellectual Property.

(a) Schedule 5.10(a) of the Disclosure Schedule contains an accurate and complete list of all Company Registered IP.

(b) Schedule 5.10(b) of the Disclosure Schedule sets forth a complete list of (i) all licenses, sublicenses or other agreements under which Company is granted rights by others in any Intellectual Property used or held for use in the operation of the Business (“Licenses In”) (other than commercial off-the-shelf software in executable code form which is made available for a total cost of less than $10,000), and (ii) licenses, sublicenses or other agreements under which Company has granted rights to others in Company Intellectual Property (“Licenses Out”) (other than non-exclusive, end user licenses granted by Company in the Ordinary Course of Business pursuant to Company’s standard form of end user license agreement, copies of which have been provided to Buyer). True and complete copies of all Licenses In and Licenses Out have been delivered to Buyer.

(c) except as set forth on Schedule 5.10(c) of the Disclosure Schedule:

(i) to the knowledge of the Selling Members, with respect to Intellectual Property (A) owned or purported to be owned by Company, Company exclusively owns such Company Intellectual Property and, without payment to a third party, possesses adequate and enforceable rights to such Intellectual Property as is material to the operation of the Business and (B) used or held for use by Company in the operation of the Business (other than commercial off the shelf software in executable code form which is made available for a total cost of less than $10,000), Company possesses adequate and enforceable rights to such Intellectual Property; in the case of the foregoing clauses (A) and (B) above, free and clear of all Encumbrances, other than Permitted Encumbrances;

(ii) all Company Intellectual Property owned by or exclusively licensed to Company that has been issued by, or registered with, or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world (“Company Registered IP”) is currently in compliance with formal legal requirements (including without limitation, as applicable, payment of filing, examination and maintenance fees, inventor declarations, proofs of working or use, timely post-registration filing of affidavits of use and incontestability, and renewal applications), and, to the knowledge of the Selling Members, all Company Intellectual Property owned by or exclusively licensed to Company is valid and enforceable;

(iii) none of the Company Registered IP is subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date;

(iv) none of the Company Registered IP is subject to any proceedings or actions before any court or tribunal (including the U.S. Patent and Trademark Office, U.S. Copyright Office or equivalent authority anywhere in the world) to which Company is a party or in which claims are raised relating to the validity, enforceability, scope, ownership or infringement of any of Company Registered IP (including any interference, reissue, review, derivation, reexamination or opposition proceeding); there is no patent or patent application of any third party that potentially interferes with or is derived from any Patent included in the Company Registered IP; all Products made, used or sold under Patents included in the Company Intellectual Property have been marked with the proper patent notice;

(v) there are no pending or threatened claims, or any communications from any third party, against Company or any of Company’s employees alleging that any of the operation of the business or any activity by Company, or manufacture, sale, offer for sale, importation, and/or use of any Product infringes or violates (or in the past infringed or violated) the rights of others in or to any Intellectual Property (“Third Party IP Assets”) or constitutes a misappropriation of (or in the past constituted a misappropriation of) any portion of any Third Party IP Assets or that any of Company Intellectual Property is invalid or unenforceable;

(vi) neither the operation of the Business, nor any activity by Company, nor manufacture, use, importation, offer for sale and/or sale or license of any Product infringes, misappropriates or violates (or in the past infringed, misappropriated or violated) any (A) Third Party IP Asset, other than the rights of any Third Party under any Patent, and (B) to the knowledge of the Selling Members, the rights of any Third Party under any Patent;

(vii) Company (A) does not have any obligation to compensate any Person for the use of any Intellectual Property and (B) there are no settlements, covenants not to sue, consents, judgments, or orders or similar obligations that: (1) restrict the rights of Company to use any Intellectual Property, (2) restrict the business of Company, in order to accommodate a third party’s Intellectual Property, or (3) permit third parties to use any Company Intellectual Property;

(viii) No government, university, college, other educational institution, research center or non-profit institution involved in the research and development of Intellectual Property (collectively, “Institutions”) provided facilities or funding for the development of any Company Intellectual Property or Product. No Institutions have any rights in or with respect to any developments of any Intellectual Property made by any current or former employee, or consultant of Company that relate in any manner to Company Intellectual Property or the Products. To the knowledge of the Selling Members, no current or former employee, or consultant of Company who was involved in, or who contributed to, the creation or development of any Company Intellectual Property has performed services for any Institution during a period of time during which such employee, or consultant was also performing services for Company;

(ix) Except as set forth on Schedule 5.10(c)(ix) of the Disclosure Schedule, all former and current employees, consultants and contractors of Company have executed valid and enforceable written instruments with Company that assign to Company all rights, title and interest in and to any and all (A) Software, inventions, improvements, ideas, discoveries, writings, works of authorship, and information relating to the Business or any of the Products and (B) Intellectual Property relating thereto; in each case where any Company Registered IP is held by Company by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office, U.S. Copyright Office and all similar offices and agencies anywhere in the world in which foreign counterparts are registered or issued;

(x) to the knowledge of the Selling Members, (A) there is no, nor has there been any, infringement or violation by any person or entity of any of Company Intellectual Property or the rights of Company therein or thereto and (B) there is no, nor has there been any, misappropriation by any person or entity of any of Company Intellectual Property or the subject matter thereof;

(xi) Company has taken all commercially reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets owned by Company or used or held for use by Company in the operation of the Business (the “Company Trade Secrets”), including, without limitation, requiring each employee and consultant of Company, and any other person with access to Company Trade Secrets, to execute a binding confidentiality agreement, and, to the Selling Members’ knowledge, there has not been any breach by any party to such confidentiality agreements;

(xii) Company has not (A) granted, directly or indirectly, any current or contingent rights, licenses or interests in or to any source code of any of the Products, or (B) provided or disclosed any source code of any Product to any Person;

(xiii) to the knowledge of the Selling Members, each Product performs in accordance with its documented specifications and as Company has warranted to its customers;

(xiv) the Products do not contain any “viruses”, “worms”, “time bombs”, “key-locks”, or any other devices created that could disrupt or interfere with the operation of the Products or equipment upon which the Products operate, or the integrity of the data, information or signals the Products produce;

(xv) to the knowledge of the Selling Members, all use and distribution of the Products or any Publicly Available Software by or through Company is in full compliance with all licenses applicable thereto, including all copyright notice and attribution requirements. Schedule 5.10(c)(xv) of the Disclosure Schedule lists all Publicly Available Software used in the Products, including in development or testing thereof, and (A) identifies the license applicable thereto (including the specific version thereof under which such Publicly Available Software were licensed); (B) identifies, where available, a URL at which the applicable Publicly Available Software are available and at which the applicable license is identified; (C) describes the manner in which such Publicly Available Software were used or distributed; (D) states whether (and, if so, how) the Publicly Available Software were modified by or for Company; and (E) describes how such Publicly Available Software are integrated with or interact with the Products or any portion thereof. To the knowledge of the Selling Members, Company has not (w) incorporated Publicly Available Software into, or combined Publicly Available Software with, any of the Products; (x) distributed Publicly Available Software in conjunction with or for use with any of the Products; or otherwise (y) used copyleft materials in a manner that obligates Company to disclose, make available, offer or deliver any portion of the source code of any Product to any third party or otherwise affects Company’s freedom of action with respect to the use or distribution of Products or any software to which any Company Intellectual Property relates or (z) used any copyleft materials in a manner that (1) obligates Company to grant any licenses under any patents in which it now or hereafter may have an interest (including any use of copyleft materials that are subject to version 3 of the GNU General Public License that results in a grant of a patent license under Section 11 thereof or (2) requires Company to permit third parties to reverse engineer or replace portions of the software embodied in any Products, as required under the GNU Lesser General Public License;

(xvi) following the Closing, Company will have the same rights and privileges in Company Intellectual Property as Company had in Company Intellectual Property immediately prior to the Closing; and

(xvii) the computer, information technology and data processing systems, facilities and services used by Company, including all Software, hardware, networks, communications facilities, platforms and related systems and services in the custody or control of Company (collectively, “Systems”), are reasonably sufficient for the existing and currently anticipated future needs of Company, including as to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner; the Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of Company; all Systems (to the extent dedicated to Company), other than software licensed to Company pursuant to a valid and enforceable License In, are owned and operated by, and or are under the control of, Company.

5.11 Compliance with Laws. Company is, has been since its formation, in material compliance with all Laws. Company has not received any written notice to the effect that it is not in compliance with any Law.

5.12 Contracts.

(a) The applicable subsection of Schedule 5.12 of the Disclosure Schedule sets forth a list of the following Contracts (that have not expired or otherwise terminated) as of the date of this Agreement (all Contracts listed or required to be listed on Schedule 5.12 of the Disclosure Schedule, the “Business Agreements”) to which Company is a party or by which Company is, or any of Company’s assets are, bound:

(i) Any Contract involving the obligation of Company to purchase more than $5,000 annually in products, materials, supplies, goods, equipment, other assets or services;

(ii) Any Contract involving the obligation of Company to sell Products pursuant to which the aggregate payments to become due to Company exceed $25,000;

(iii) Any sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar Contract, in each case, requiring the payment of any commissions by Company;

(iv) Any Contract relating to capital expenditures and involving payments in excess of $5,000;

(v) Any Contract or group of Contracts requiring the purchase of all or substantially all of its requirements of a particular product from any Person;

(vi) All Contracts pursuant to which Company has agreed to provide “most favored nation” pricing or other similar terms and conditions to any Person;

(vii) Any Contract with a Third Party that prohibits Company from engaging in competition or that otherwise restricts or limits Company from conducting any business or operation in any geographic area;

(viii) Any Contract related to Indebtedness, including any guarantees thereof;

(ix) Any joint venture, distribution, reseller, partnership, manufacturer, development or supply agreement or other similar Contract which involves a sharing of revenues, profits, losses, costs or liabilities by Company with any other Person;

(x) Any License In or License Out providing for the granting of exclusive rights or licenses in or to any Intellectual Property or pursuant to which Company is obligated to pay, or entitled to receive, more than $10,000 annually;

(xi) Any royalty or similar Contract based on the revenues or profits of Company;

(xii) Any Contract involving fixed price or fixed volume arrangements;

(xiii) Any Contract imposing any confidentiality obligation on Company, or containing “standstill” or similar provisions;

(xiv) All Contracts of indemnification or guaranty by Company to any Person;

(xv) Any acquisition, merger or similar agreement;

(xvi) Any Contract with any Governmental Authority;

(xvii) Any Contract relating to the settlement of any Action;

(xviii) Any plan or Contract providing for bonuses, benefits upon a change of control, stock, options, stock purchases, profit sharing, pension, retirement, other form of deferred compensation, collective bargaining or the like or any Contract with any labor union;

(xix) Any employment Contract or Contract for services that requires the payment of cash compensation and that is not terminable by Company without liability for any penalty or severance payment;

(xx) any Contract under which Company has made advances or loans to any other Person (which shall not include advances made to a non-officer employee of Company in the Ordinary Course of Business);

(xxi) any Contract under which Company has (A) any obligations to create or maintain interoperability or compatibility of any Company Intellectual

Property or Products with any Intellectual Property, technology, products or services of any other Person or (B) committed to a third party that Company will provide (i) custom software development services or (ii) deliver features or functionality at a date beyond the date of the Contract;

(xxii) any Contract between or among Company, on the one hand, and any officer, manager, director, Selling Member or other Affiliate of Company and, to the knowledge of the Selling Members, any immediate relative or spouse (or immediate relative of such spouse) who resides with, or is a dependent of, any such Selling Member, officer, manager, director or other Affiliate, on the other hand; or

(xxiii) any lease or similar agreement under which: (A) Company is the lessee of, or holds or uses, any machinery, equipment, vehicles or other tangible personal property owned by any Third Party or (B) Company is the lessor of, or makes available for use by any Third Party, any tangible personal property owned by it.

(b) Each of the Business Agreements (i) is valid and in full force and effect and constitutes legal, valid and binding obligations of Company and, to the knowledge of the Selling Members, the other parties thereto, and (ii) is enforceable against Company and, to the knowledge of the Selling Members, the other parties thereto, in accordance with their respective terms. The Selling Members have caused Company to deliver to Buyer true and complete copies of the Business Agreements. Company is not in breach under any of the Business Agreements, or has received written notice of any such breach, and to the knowledge of the Selling Members, no condition or event or facts exist which, with notice, lapse of time or both, would constitute a breach thereof on the part of Company. Company has not received any notice or threat to terminate any Business Agreement.

5.13 Employees.

(a) Schedule 5.13(a) of the Disclosure Schedule sets forth a complete and accurate list of all of the directors, officers and employees of Company, identifying for each such individual his or her employer, his or her position, whether classified as exempt or non-exempt for wage and hour purposes, date of hire, business location, annual base salary and other annual compensation, whether paid on a salary, hourly or commission basis and the actual rates of compensation, last year’s bonus, full-time or part-time status, accrued and unused vacation days and the cash value of same, and active/inactive status (and if inactive, the type of leave and estimated return date). Currently and for the past three years, Company has properly classified and treated all of its employees in accordance with applicable Laws, including, without limitation, for purposes of minimum wage and overtime requirements under applicable Laws.

(b) Except as set forth in Schedule 5.13(b) of the Disclosure Schedule, Company does not employ any independent contractors, temporary employees, leased employees or any other servants or agents compensated other than through reportable wages paid by Company (collectively, “Contingent Workers”). To the extent Company utilizes or has utilized Contingent Workers in the past three years, Company has properly classified and treated them in accordance with applicable Laws and for purposes of all Benefit Plans and perquisites.

(c) Company is not negotiating and has not negotiated, nor is it or has it been a party to or bound by, any collective bargaining agreement or any other labor-related agreement or arrangement. Company is not, and since its formation has not been, subject to any: (i) pending or, to the knowledge of the Selling Members, threatened labor strike, slowdown, work stoppage, lockout, or other organized labor disturbance, or (ii) to the knowledge of the Selling Members, attempt by any union to represent employees or Contingent Workers as a collective bargaining agent.

(d) Company is not delinquent in payments to any of its employees or Contingent Workers for any wages, salaries, commissions, bonuses, severance, termination pay, consulting fees or other direct compensation or remuneration for any services performed therefore or amounts required to be reimbursed to such employees or Contingent Workers. Company is and heretofore has been in compliance with all applicable Laws and regulations respecting labor and employment matters, including fair employment practices, human rights, affirmative action, pay equity, terms and conditions of employment, occupational safety and health, workers’ compensation, and wages and hours. There are no charges of employment discrimination or unfair labor practices or strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations existing, pending or, to the knowledge of the Selling Members, threatened against or involving Company. Company is, and at all times has been, in compliance with the requirements of the Immigration Reform Control Act of 1986. Company has not ever implemented any plant closing or mass layoff of employees as those terms are defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended (the “WARN Act”), mass termination provisions of any applicable employment standards legislation (the “Mass Termination” provisions) or any similar federal, state, provincial or local Law or regulation and no layoffs that could implicate such Laws or regulations up through and including the Closing Date are currently contemplated or have been effected within the six (6) months prior to the Closing. Company does not have a written policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment. Further, all employees and contractors of Company are at will and not subject to any Contract with Company that requires notice prior to termination or provides for severance pay or any form of severance compensation in connection with termination of employment. There are no, and within the past three years, there have not been any grievances, complaints or charges involving the Company and related to labor or employment matters that have been filed against Company in any judicial, regulatory or administrative forum or under any private dispute resolution procedure (including any proceedings under any dispute resolution procedure under any collective bargaining agreement). Company has not received written notice, or to the knowledge of the Selling Members, other notice of the pending or threatened resignation of any officer or key employee or key supervisory personnel of Company, nor has the employment of any such individual been terminated for any reason in the past twelve (12) months.

5.14 Employee Benefits.

(a) Schedule 5.14(a) of the Disclosure Schedule sets forth a true, complete and correct list of every Benefit Plan that is maintained by the Company or any ERISA Affiliate.

(b) No Benefit Plan is intended to qualify under Section 401(a) of the Code, and neither the Company nor any ERISA Affiliate maintains any plan described in Section 401(k) of the Code.

(c) (i) Each Benefit Plan is, and has been operated in material compliance with applicable Laws and regulations and is and has been administered in all material respects in accordance with applicable Laws and regulations and with its terms. (ii) No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the knowledge of the Selling Members, threatened with respect to any Benefit Plan or any fiduciary or service provider thereof, and, to the knowledge of the Selling Members, there is no reasonable basis for any such litigation or proceeding. (iii) All payments and/or contributions required to have been made with respect to all Benefit Plans either have been made or have been accrued in accordance with the terms of the applicable Benefit Plan and applicable law.

(d) No Benefit Plan is a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any ERISA Affiliate could incur liability under Section 4063 or 4064 of ERISA or a plan maintained by more than one employer as described in Section 413(c) of the Code.

(e) Neither the Company nor any ERISA Affiliate has ever maintained any Benefit Plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA or is a Multiemployer Plan and neither the Company nor any ERISA Affiliate has ever incurred any liability under Title IV of ERISA that has not been paid in full.

(f) None of the Benefit Plans provides health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state law) and the Company has never promised to provide such post-termination benefits.

(g) (i) Each Benefit Plan may be amended, terminated, or otherwise modified by the Company to the greatest extent permitted by applicable law, including the elimination of any and all future benefit accruals thereunder and no employee communications or provision of any Benefit Plan has failed to effectively reserve the right of the Company or the ERISA Affiliate to so amend, terminate or otherwise modify such Benefit Plan. (ii) Neither the Company nor any of its ERISA Affiliates has announced its intention to modify or terminate any Benefit Plan or adopt any arrangement or program which, once established, would come within the definition of a Benefit Plan. (iii) Each asset held under each Benefit Plan may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability other than ordinary administration expenses. (iv) No Benefit Plan provides health or disability benefits that are not fully insured through an insurance contract.

(h) The per share exercise price of each option to purchase equity interests in the Company is no less than the fair market value of such equity unit on the date of grant of such option determined in a manner consistent with Section 409A of the Code. Each Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code (each, a “NQDC Plan”) has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Benefit Plan is, or to the knowledge of the Selling Members, will be, subject to the penalties of Section 409A(a)(1) of the Code.

(i) No Benefit Plan is subject to the Laws of any jurisdiction outside the United States.

(j) Neither the execution and delivery of this Agreement, the member approval of this Agreement, nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) (i) result in, or cause the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of the Company or any of its ERISA Affiliates; (ii) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered); or (iii) other than with respect to any payments being made to the Selling Members as contemplated by this Agreement, result in a requirement to pay any tax “gross-up” or similar “make-whole” payments to any employee, director or consultant of the Company or an ERISA Affiliate.

5.15 Environmental Compliance. (i) Company has complied with all Laws (including, without limitation, permits, licenses and governmental approvals) which are intended to protect the environment and/or human health (collectively, “Environmental Laws”); (ii) Company has not handled, generated, used, stored, transported or disposed of any material, substance or waste which is regulated by Environmental Laws (“Hazardous Materials”), except for reasonable amounts of materials ordinarily associated with businesses engaged in business material similarly to the Business (including ordinary office and/or office-cleaning supplies) which have been used in compliance with Environmental Laws; (iii) there is not now, nor has there ever been, any underground storage tank or asbestos on any real property owned, operated or leased by Company; (iv) Company has not conducted, nor is any Selling Member aware of, any environmental investigations, studies, audits, tests, reviews or analyses, the purpose of which was to discover, identify, or otherwise characterize the condition of the soil, groundwater, air or the presence of Hazardous Materials at any real property owned, operated or leased by Company; and (v) there are no Environmental Liabilities (as defined below). For purposes of this Agreement, “Environmental Liabilities” are any claims, demands, or liabilities under Environmental Laws which (i) arise out of or in any way relate to Company’s operations or activities, or any real property at any time owned, operated or leased by Company, or any use or ownership thereof, whether vested or unvested, contingent or fixed, actual or potential, and (ii) arise from or relate to actions occurring (including any failure to act) or conditions existing on or before the Closing Date.

5.16 Litigation. There is no, and since the Company’s formation, there has not been any, (a) Action pending against Company, or, to the knowledge of the Selling Members, threatened against Company or (b) to the knowledge of the Selling Members, any investigations before or by any Governmental Authority in each case, against Company or any of its assets or businesses or, to the knowledge of the Selling Members, any present or former officer, director or employee of Company in his or her capacity as such. Company is not subject to any outstanding Court Order. Company is not or, to the knowledge of the Selling Members, any present or former officer, director or employee of Company in his or her capacity as such is not subject to any outstanding Court Order. There is no Action pending or, to the knowledge of the Selling Members, threatened against Company that would reasonably be expected to challenge, prevent or materially impair or delay the consummation of the Transactions. Since the Company’s formation, Company has not received any written notice or other written communication from any Governmental Authority regarding any violation of, or failure to comply with, any term or requirement of any Court Order to which Company or any of Company’s assets is subject.

5.17 Insurance. A true, accurate and complete list of all policies or binders of fire, liability, product liability, workers’ compensation, vehicular and other insurance held by Company (including information on the scope and amount of the coverage provided thereunder) is set forth on Schedule 5.17 of the Disclosure Schedule and Selling Members have caused Company to deliver true, accurate and complete copies of such policies to Buyer. All policies set forth on Schedule 5.17 of the Disclosure Schedule are in full force and effect. All premiums on all such policies have been paid to date and Company is not in material breach or default and, to the knowledge of the Selling Members, has not taken any action or failed to take any action that, with notice or the lapse of time, would constitute such a breach or default, or permit termination or material modification of any such policies. Since the Company’s formation, Company has not received written notice of any failure to comply with the terms of such policies or any written notice of nonrenewal of any such policies. There are currently no claims pending against Company under any such insurance policies.

5.18 Properties. Except as set forth on Schedule 5.18 of the Disclosure Schedule, the Company has legal title to all of the properties and assets used in its business or held by it, whether real, personal, tangible or intangible, free and clear of all Encumbrances (except Permitted Encumbrances). All items of machinery, equipment, and other tangible assets of Company are (i) sufficient, and in sufficient condition, for the conduct of the business as presently conducted by Company, (ii) taken as a whole, in reasonably good operating condition and repair (ordinary wear and tear excepted) and are suitable for their intended use and (iii) constitute all of the properties and assets (whether real, personal or mixed and whether tangible or intangible) necessary and sufficient to permit Company to continue to conduct Company’s business immediately after the Closing in the Ordinary Course of Business.

5.19 Transactions with Affiliates

(a) No officer, manager, director, Selling Member or other Affiliate of Company and, to the knowledge of the Selling Members, no immediate relative or spouse (or immediate relative of such spouse) who resides with, or is a dependent of, any such Selling Member, officer, manager, director or other Affiliate: (i) has any direct or indirect financial interest in any creditor, competitor, supplier manufacturer, agent, representative, distributor, provider, supplier or customer of Company; or (ii) owns, directly or indirectly, in whole or in part, or has any other interest in, any tangible or intangible property that Company uses in the conduct of Company’s business, except, in each case, for any such ownership or interest resulting from the ownership of not more than five percent (5%) of the outstanding capital stock of a public company.

(b) Except as set forth on Schedule 5.19 of the Disclosure Schedule, no director, manager, officer, Selling Member, or other Affiliate of Company, or, to the knowledge of the Selling Members, any member of the immediate family of any such Person, or any corporation, partnership, trust or other entity in which any such Person, is an officer, manager, director, trustee, partner or holder of more than five percent (5%) of the outstanding capital stock thereof, is a party to any transaction or understanding with Company, including any Contract or other arrangement providing for the employment of, furnishing of services by, rental of real or personal property from or otherwise requiring payments to any such Person or firm, other than employment-at-will arrangements in the Ordinary Course of Business.

5.20 No Brokers. Company is not obligated to pay any fee or commission to any broker, finder, investment banker or intermediary, for or on account of the Transactions.

5.21 State Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute, regulation or Law or any anti-takeover provision in Company’s Organizational Documents is, or at Closing will be, applicable to Company or the Membership Units.

5.22 Warranties. Schedule 5.22 of the Disclosure Schedule sets forth a complete list of all outstanding product and service warranties and guarantees on any of the products or services that Company distributes, services, markets, sells or produces for itself, a customer or a third party (each such product or service shall be referred to herein as a “Company Product”). There are no existing nor, to the knowledge of the Selling Members, threatened, claims against Company relating to any work performed by any of Company, product liability, warranty or other similar claims against Company alleging that any Company Product is defective or fails to meet any product or service warranties. To the knowledge of the Selling Members, there are (a) no inherent design defects or systemic or chronic problems in any Company Product and (b) no liabilities for warranty or other claims or returns with respect to any Company Product relating to any such defects or problems.

5.23 Suppliers, Distributors and Customers. Schedule 5.23 of the Disclosure Schedule sets forth the name of each customer (“Customer”) and each distributor (“Distributor”) together with the names of any persons or entities with which Company has had a material strategic partnership or similar relationship (“Partner”). No Customer, Distributor or Partner has terminated or materially modified its business relationships with Company, Company is not aware that any Customer, Distributor or Partner is considering or intends to terminate or materially modify its business relationship with Company, and there has been no communication from any Customer, Distributor or Partner which would lead Company reasonably to believe that such Customer, Distributor or Partner is considering or intending to terminate (whether as a result of the Transactions or otherwise) or materially modify its business relationships with Company (whether related to payment, price or otherwise). There has not been any material adverse change in relations with any Customer, Distributor or Partner.

5.24 Solvency.

(a) No order has been made, or application filed, or resolution passed or a notice of intention given to pass a resolution for the winding up of Company and there are no circumstances justifying commencement of any such action.

(b) No receiver, receiver and manager, controller, trustee, administrator or similar official has been appointed over, or has possession or control of, all or any part of the assets or undertaking of Company or a Selling Member, nor has Company or any Selling Member entered into any arrangement or composition or compromise with all or any class of its creditors.

(c) The Company is able to pay its debts as and when they fall due.

5.25 Data Privacy.

(a) At all times since its inception Company has complied in all material respects and does comply in all material respects with all of its privacy and security policies and its contractual obligations applicable to its collection, use, processing, storage, protection, use and disclosure of Personal Data as well as all Laws applicable to its collection, use, processing, storage, protection, use and disclosure of Personal Data, including, without limitation, the Health Insurance Portability and Accountability Act of 1996, as amended, and all rules and regulations promulgated pursuant thereto (collectively “HIPAA”) and all state Laws concerning privacy and data security of Personal Data.

(b) At all times since inception, Company has provided accurate notice of its privacy policies on all of its websites and any other properties and (i) these notices do not and have not contained any material omissions of Company’s privacy policies; (ii) have complied and do comply with all Laws applicable to Personal Data and are consistent with standards that are customary in the industry.

(c) At all times since its inception, Company has implemented and has maintained a system of internal controls sufficient to ensure that Company complies with all applicable Laws and that Company will not acquire, fail to secure, share or use such Personal Data in a manner inconsistent with (A) applicable Laws, (B) any policy adopted by Company, (C) any contractual commitment made by Company, or (D) any privacy policy or privacy statement from time to time published or otherwise made available to third parties by Company. Company has periodically tested its system of internal controls and, to the extent deemed appropriate in the business judgment of Company, the internal controls of any service provider to which access to Personal Data has been provided, to assess the effectiveness, implementation and required improvements of or to any such system of internal controls. Except for disclosures of information required by Law or specifically authorized by the provider of the Personal Data, Company does not sell, rent or otherwise make available to third parties any Personal Data. At all times since its inception, in connection with each third party servicing, outsourcing or similar arrangement that the Company has entered into, the Company has contractually obligated each service provider to (A) comply with all applicable Laws with respect to Personal Data acquired from or with respect to Company, (B) take reasonable steps to protect and secure from unauthorized disclosure Personal Data acquired from or with respect to Company, (C) restrict use of Personal Data acquired from or with respect to Company to those authorized or required under the servicing, outsourcing or similar arrangement, and (D) afford to Company access to the places of business and systems of such servicer, outsourcer or similar provider to assess compliance with such contractual obligations.

(d) Company does not collect, use, disclose or otherwise process and has not collected, used, disclosed or otherwise processed, any Personal Data in connection with the operation of its business that is in any material respect: (i) violates any applicable Law; (ii) contrary to any of Company’s privacy and security policies; and/or (iii) contrary to any contractual obligations of Company.

(e) To the knowledge of the Selling Members, Company has complied in all material respects and does comply in all material respects with all applicable privacy and data protection Laws of foreign countries, including those applicable to all transborder flows of Personal Data.

(f) Company is not subject to any contractual requirements nor any privacy policies or other legal obligations, that following the Closing would prohibit Buyer from receiving and using any of the Personal Data in compliance with such applicable Laws.

(g) Company has security measures in place designed to provide appropriate protections for all Personal Data under its control and/or in its possession and/or protect such Personal Data from unauthorized access by any parties. Company’s hardware, software, encryption, systems, policies and procedures satisfy the requirements of HIPAA in all material respects as applicable to Company.

(h) Company has not suffered any breach in security that has permitted any unauthorized access to the Personal Data under Company’s control or possession which unauthorized access resulted in or would be reasonably likely to result in any material Liability to the Company.

(i) No claims have been asserted or, to the knowledge of the Selling Members, threatened with respect to Company’s receipt, collection, use, storage, processing, disclosure or disposal of Personal Data.

5.26 Fair Disclosure. This Agreement, including the Disclosure Schedule and any certificate, instrument or other document required to be delivered pursuant to this Agreement by Company, does not contain any untrue statement of a material fact, and does not omit to state any material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. The Selling Members have caused Company to deliver or make available to Buyer all documents listed in the Disclosure Schedule (including any material attachment thereto) or in any other Exhibit or Schedule called for by this Agreement.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to the Selling Members to enter into this Agreement and to consummate the Transactions, Buyer hereby represents and warrants to the Selling Members as follows:

6.1 Organization. Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware.

6.2 Authority and Enforceability. Buyer has the corporate power and authority to execute, deliver and perform this Agreement and any Transaction Document to which it is a party, to consummate the Transactions and to perform its obligations under this Agreement and such Transaction Documents. The execution, delivery and performance of this Agreement by Buyer have been duly authorized and approved by its board of directors and do not require any further authorization or consent of its stockholders. This Agreement has been duly and validly executed and delivered by Buyer and (assuming the valid authorization, execution and delivery of this Agreement by the Selling Members) is the legal, valid and binding agreement of Buyer, enforceable in accordance with its terms.

6.3 Conflicts. The execution and delivery by Buyer of this Agreement, and the performance by each of its obligations hereunder, does not and will not:

(a) (i) conflict with or violate any provision of Law or (ii) conflict with or violate any Court Order to which Buyer is subject;

(b) (A) require a consent, approval or waiver from, or notice to, any party to any Contract to which Buyer is a party or by which Buyer is bound or affected, or (B) result in a breach of, constitute a default under, or result in the acceleration of obligations, loss of benefit or increase in any liabilities or fees under, or create in any party the right to terminate, cancel or modify (whether after the giving of notice, lapse of time or both), any Contract to which Buyer is a party or by which Buyer is bound or affected; or

(c) require a registration, filing, application, notice, consent, approval, order, qualification, or waiver with, to or from any Governmental Authority or any other Person.

6.4 No Litigation. There is no Action pending or, to the knowledge of Buyer, threatened, against Buyer or its Affiliates which would reasonably be expected to prevent, hinder or delay the consummation of any of the Transactions. There is no Action pending or, to the knowledge of Buyer, threatened, that questions the legality or propriety of the Transactions.

6.5 No Brokers. Buyer is not obligated to pay any fee or commission to any broker, finder, investment banker or intermediary, for or on account of the Transactions, except for certain consulting fees payable to an advisor to Buyer, which includes a success fee contingent upon the Closing of the Transactions.

ARTICLE 7

CONDITIONS PRECEDENT TO CLOSING

7.1 Conditions Precedent to the Obligations of Buyer. The obligations of Buyer under this Agreement shall be subject to the satisfaction, on or before the Closing, of each of the following conditions (any of which may be waived only by a specific writing executed by Buyer):

(a) Representations and Warranties. Each of the Fundamental Representations shall be true and correct in all respects as of the date hereof and as of the Closing as though made on and as of the Closing (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), and all other representations and warranties of the Selling Members contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth herein) in all material respects as of the date hereof and as of the Closing as though made on and as of the Closing (except that those representations and warranties which address matters only as of a particular date need only be true and correct in all material respects as of such date).

(b) Covenants. Each of the Company and the Selling Members shall have performed or complied in all respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

(c) No Injunction. No action or proceeding will have been instituted or threatened prior to or on the Closing Date before any Governmental Authority pertaining to the transactions contemplated by this Agreement, the result of which would prevent or make illegal the consummation of such transactions. No Governmental Authority will have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) that is in effect and has the effect of prohibiting the consummation of the transactions contemplated by this Agreement.

(d) Corporate Authorization. Any limited liability company action necessary to authorize (i) the execution, delivery and performance by Company and the Selling Members of this Agreement and the Transaction Documents and (ii) the consummation of the Transactions contemplated hereby and thereby shall have been obtained by Company.

(e) No Material Adverse Effect. Since the date of this Agreement, there will not have occurred, nor will any event have occurred or failed to occur that could reasonably be expected to cause or result in, any Material Adverse Effect; and Buyer shall have received at the Closing a certificate, dated the Closing Date, signed by an officer of Company to such effect.

(f) Closing Deliveries. Buyer shall have received the closing deliverables listed in Section 2.2.

7.2 Conditions Precedent to the Obligations of Selling Members. The obligations of the Selling Members under this Agreement shall be subject to the satisfaction, on or before the

Closing, of each of the following conditions (any of which may be waived only by a specific writing executed by the Sellers Representative):

(a) No Injunction. There shall not be in effect any preliminary or permanent injunction or other order issued by any state or federal court which prevents the consummation of the transactions contemplated hereby.

(b) Closing Deliveries. Seller shall have received the closing deliverables listed in Section 2.3.

ARTICLE 8

ADDITIONAL AGREEMENTS

8.1 Non-Competition; Non-Solicitation.

(a) Each Selling Member agrees as follows:

(i) During the period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date (the “Non-Competition Period”), such Selling Member shall not, directly or indirectly engage, participate or invest anywhere in the United States in (A) any business activity that in any way or manner competes with any currently existing product or service of Company or any product currently in development; or (B) the business of providing any patient authentication solution (deployed on-premises or in the cloud) for in-hospital and/or owned affiliated ambulatory offices or clinics that links the biometric or other authentication method to the patient’s medical records in any Hospital Information System registration, Enterprise Master Patient Index or Electronic Medical Record system ((A) and (B) collectively, the “Business”); provided, however, that such Selling Member shall not be prohibited from owning up to five percent (5%) of the outstanding stock of a corporation that competes with the Business and that is publicly traded on a national securities exchange or in the over-the-counter market, so long as such Selling Member has no active participation in connection with the business of such corporation; or (C) call upon, solicit, divert, take away, accept or conduct any business from or with any of the customers or prospective customers of Company, Buyer or any of their Affiliates.

(ii) During the Non-Competition Period, such Selling Member shall not, directly or indirectly, employ, facilitate the hire of, engage as a consultant or otherwise, solicit, induce or attempt to induce any employees or consultants of Company, Buyer or any of its Affiliates to leave the employ of Company, Buyer or any of their Affiliates, as applicable, provided that such Selling Member may make general solicitation advertisements that are not targeted at such employees or consultants.

(iii) During the Non-Competition Period, such Selling Member shall not directly publish, repeat or report any statement or comment, or take, encourage, induce or voluntarily participate in any action, that would negatively comment on, disparage, defame or call into question the business, operations, policies or conduct of Buyer, Company, any of their respective subsidiaries or any director, officer, manager, employee, partner, shareholder, agent, Affiliate or customer of any of the foregoing; provided that this Section 8.1(a)(iii) shall not in any way affect such Selling Member’s obligation to testify truthfully in any legal proceeding.

(b) Each Selling Member acknowledges and agrees that the restrictions contained in Section 8.1(a) are a reasonable and necessary protection of the immediate interests of Buyer, including, without limitation, Buyer’s interest in the good will, confidential information and trade secrets of Company, and that Buyer would not have entered into this Agreement without receiving the consideration offered by such Selling Member in binding it and its Affiliates to these restrictions. If any provision contained in Section 8.1(a) shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of Section 8.1(a), but Section 8.1(a) shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the Parties that if any of the restrictions or covenants contained herein is held to cover a geographic area, scope of business activity or length of time that is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable Law, a court of competent jurisdiction shall construe and interpret or reform Section 8.1(a) to provide for a covenant having the maximum enforceable geographic area, scope of business activity, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable Law. Each Selling Member acknowledges that Buyer would be irreparably harmed by any breach of Section 8.1(a) and that there would be no adequate remedy at law or in damages to compensate Buyer for any such breach. Each Selling Member agrees that, in the event of a breach or threatened breach of Section 8.1(a), Buyer shall be entitled to injunctive relief requiring specific performance by such Selling Member of Section 8.1(a) without the necessity of proving the inadequacy as a remedy of money damages or the posting of a bond, and such Selling Member consents to the entry thereof; provided, however, that the right to injunctive relief will not be construed as prohibiting Buyer or the Selling Members from pursuing any other available remedies, whether at law or in equity, for such breach or threatened breach.

8.2 Tax Matters.

(a) Code Section 338(h)(10) Election. Buyer and each Selling Member covenant and agree to make an election pursuant to Section 338(h)(10) (the “Section 338(h)(10) Election”) of the Code (and any comparable election under state, local or foreign Tax Law), to execute any and all documents, and to take all actions and to file such forms (including IRS Form 8023) as may be necessary to effectuate such election. In connection with the Section 338(h)(10) Election, the Purchase Price shall be allocated for Tax purposes in accordance with the methodology set forth on Exhibit H hereto (the “Allocation”), which such methodology the parties agree is in accordance with Code Section 1060 and the Treasury Regulations promulgated thereunder (and any similar provisions of state, local or foreign Law). Buyer and Selling Members shall file all Tax Returns (including amended returns, claims for refund, and IRS Forms 8023 and 8883) and information reports in a manner consistent with the Allocation. The parties shall not take any Tax position or file any Tax report that is inconsistent with such Allocation, unless otherwise required by applicable Law.

(b) Preparation and Filing of Tax Returns.

(i) Sellers Representative shall prepare or cause to be prepared and timely file or cause to be filed all Tax Returns for the Company that relate to (1) the Company’s Internal Revenue Service Form 1120S or (2) the Company’s state and local income Tax Returns that allocate the Company’s income or other Tax items of the Company to Sellers under state or local income Tax Law that conforms to Code Section 1366 for all Pre-Closing Tax Periods (each a “Seller Tax Return”). All Seller Tax Returns shall be prepared and filed in a manner that is consistent with the prior practice of the Company (including, without limitation, prior Tax elections and accounting methods or conventions made or utilized by the Company) except as required by Law. Sellers Representative shall deliver all Seller Tax Returns to Buyer as soon as practical after the preparation of such Seller Tax Return for its review and comment, but not less than thirty (30) days prior to the date on which such Seller Tax Returns are due to be filed (taking into account any applicable extensions). The Sellers Representative shall consider any such comments of the Buyer in good faith to the extent such comments could reasonably be expected to impact the Buyer or the Company for a taxable period beginning after the Closing Date.

(ii) Following the Closing, Buyer shall timely prepare and file, or cause to be prepared and filed, all Tax Returns required to be filed by the Company that are not Seller Tax Returns, including the Straddle Period Returns. With respect to any such Tax Return for a Pre-Closing Tax Period and any Straddle Period Returns, at least three (3) days prior to the due date thereof (taking into account any valid extensions thereof) Selling Members shall pay Buyer an amount equal to the Taxes owed by Selling Members as determined under Section 8.2(c) (unless such Taxes were reflected as liabilities in the calculation of Final Working Capital Adjustment). Except with respect to Straddle Period Returns, Buyer shall provide Sellers Representative with copies of the Tax Returns Buyer is responsible for preparing under this Section 8.2(b)(ii) for Sellers Representative’s review and approval at least thirty (30) days prior to the applicable filing due date (taking into account any valid extensions thereof). Following receipt thereof, the Sellers Representative shall have a period of ten (10) days to provide Buyer with a statement of any disputed items with respect to the Tax Returns listed in this paragraph. In the event Sellers Representative and Buyer are unable to reach agreement with respect to any disputed items within a period of five (5) days after Buyer’s receipt of such statement, all such disputed items shall be submitted to the Accounting Arbitrator for final resolution prior to the applicable filing due date in accordance with Section 8.2(h). Buyer shall deliver all Straddle Period Returns to Sellers Representative as soon as practicable after the preparation of such Straddle Period Return for its review and comment, but not less than thirty (30) days prior to the date on which such Straddle Period Returns are due to be filed (taking into account any applicable extensions). Buyer shall consider any such comments of the Sellers Representative in good faith.

(c) Straddle Period Allocation. Buyer and the Selling Members agree that if the Company is permitted under any applicable state or local income Tax Law to treat the Closing Date as the last day of the taxable period during which the Closing occurs, Buyer and the Selling Members shall treat (and shall cause their respective controlled affiliates to treat) such date as the last day of such taxable period. In the case of a Straddle Period, Taxes will be apportioned between the period of the Straddle Period that begins before the Closing Date and ends on and includes the Closing Date (“Pre-Closing Straddle Period”) and the period of the

Straddle Period that begins the day after the Closing Date and ends at the end of the Straddle Period (the “Post-Closing Straddle Period”) in accordance with this Section 8.2(c). The portion of Taxes attributable to a Pre-Closing Straddle Period shall (i) in the case of any sales or use taxes, value-added taxes, employment taxes, withholding taxes and any other Tax based on or measured by income, business activity, receipts or profits earned during a Straddle Period, be deemed to equal the amount that would be payable if the Straddle Period ended on and included the Closing Date (provided, however, that any exemptions or allowances that are calculated on an annual or other periodic basis shall be allocated between the Pre-Closing Straddle Period and the Post-Closing Straddle Period in proportion to the number of days in each such period); and (ii) in the case of personal property, real property, ad valorem and other similar Taxes of the Company imposed on a periodic basis during a Straddle Period, be deemed to be the amount of the Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period and the denominator of which is the number of days in such Straddle Period. The portion of Taxes attributable to a Post-Closing Straddle Period shall be calculated in a corresponding manner.

(d) Tax Cooperation. Buyer and the Selling Members shall reasonably cooperate with each other in connection with the preparation of Tax Returns related to the Company and shall preserve all information, returns, books, records and documents relating to any liabilities for Taxes with respect to a taxable period until the later of the expiration of all applicable statutes of limitation and extensions thereof, or a final determination with respect to Taxes for such period and shall not destroy or otherwise dispose of any record without first providing the other party a reasonable opportunity to review and copy the same.

(e) Tax Audits

(i) If any Governmental Authority issues written notice of an intent to audit, examine, or assess any Tax Return of the Company for a Pre-Closing Tax Period or a Straddle Period, or a written notice or inquiry with respect to any Taxes for a Pre-Closing Tax Period or Straddle Period (a “Tax Claim”), then the party hereto first receiving notice of such Tax Claim shall provide written notice thereof to the other party or parties hereto of such written notice within twenty (20) Business Days following receipt, provided however, that the failure to provide such notice shall not relieve the other party from any of its obligations under this Section 8.2.

(ii) Sellers Representative shall have the right to control any Tax Claim of the Company relating to a Seller Tax Return; provided that, if the resolution of such Tax Claim could reasonably be expected to materially affect the Taxes of the Company for a Tax period (or portion thereof) that begins after the Closing Date, then (A) the Buyer shall have the right to participate in such Tax Claim at its own expense and with counsel of its choice, and (B) the Sellers Representative shall not settle any issue with respect to such Tax Claim without the prior written consent of the Buyer, not to be unreasonably withheld, delayed or conditioned.

(iii) Buyer shall exclusively control any Tax Claim in respect of the Company other than a Tax Claim relating to a Seller Tax Return; provided that (i) Buyer shall provide the Sellers Representative with a timely and reasonably detailed account of each phase of such Tax Claim, (ii) Buyer shall consult with Sellers Representative before taking any significant action in connection with such Tax Claim, (iii) Buyer shall consult with the Sellers Representative and offer the Sellers Representative an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Claim, (iv) Buyer shall defend such Tax Claim diligently and in good faith, (v) Sellers Representative, at the Selling Members sole cost and expense, shall have the right to participate in such Tax Claim and receive copies of any written materials relating to such Tax Claim received from the relevant Governmental Authority, and (vi) Buyer shall not agree to settle such Tax Claim without the written consent of the Sellers Representative, which consent shall not be unreasonably withheld, delayed or conditioned.

(f) Tax Refunds. Any Tax refunds of the Company and/or Selling Members or their Affiliates that are received after the Closing Date by Buyer or the Company, and any amounts applied in lieu of a refund against Taxes of the Company and/or Buyer or its Affiliates, in each case, that relate to a Pre-Closing Tax Period or a Pre-Closing Straddle Period of the Company, shall be for the account of Selling Members to the extent such refund or application was not reflected in the calculation of Final Working Capital Adjustment and does not result from a carryback or utilization of any loss or other item arising in a Tax Period (or portion thereof) which begins after the Closing Date, and Buyer shall pay over to the Selling Members the amount of any such refund or the amount of such application within fifteen (15) days after receipt of the refund or application against Tax; provided that, the Selling Members shall, upon the request of Buyer, promptly repay any amounts paid to the Selling Members under this Section 8.2(f) to the extent Buyer, the Company or any of their respective Affiliates are required to repay to a Governmental Authority all or a portion of any such refund or amounts applied in lieu of such refund.

(g) Transfer Taxes. Buyer and Selling Members shall cooperate in preparing, executing and filing Tax Returns relating to any sales, use, real estate, transfer, stamp duty, value-added, documentary, title, registration, recording, and other similar Taxes (“Transfer Taxes”) relating to the purchase and sale of the Membership Units, and also shall cooperate to minimize or avoid any Transfer Taxes that might be imposed, to the extent permitted by Law. Notwithstanding anything to the contrary in this Agreement, including this Section 8.2, the Selling Members on the one hand and Buyer on the other hand shall each be responsible for one-half of any Transfer Taxes incurred in connection with the purchase and sale of the Membership Units.

(h) Tax Disputes. Notwithstanding any other provision of this Agreement, including for the avoidance of doubt, Article 9, any dispute, controversy or claim arising out of or relating to (I) Sections 8.2(a), 8.2(c), 8.2(d), 8.2(e) (except to the extent there is a conflict between Section 8.2(e) and this Section 8.2(h), in which case Section 8.2(e) shall govern), 8.2(f) or 8.2(g), or (II) whether Taxes constitute Indemnified Taxes (in each case, a “Tax Dispute”) that Buyer and the Sellers Representative through reasonable best efforts are not able to resolve through direct good-faith negotiation, shall be resolved in accordance with the procedures set forth in this Section 8.2(h). If there has been no resolution of the Tax Dispute after direct negotiation in accordance with any applicable timelines, then any party may seek resolution of the Tax Dispute through binding arbitration administered by tax experts of the Accounting Arbitrator. The arbitration shall be conducted in the English language at a mutually agreeable office of the Accounting Arbitrator or, if the Buyer and Sellers Representative are unable to mutually agree on an office location, then the Accounting Arbitrator shall select the office location. The Accounting Arbitrator shall be instructed to resolve the Tax Dispute and such resolution shall be (A) set forth in writing and signed by the Accounting Arbitrator, (B) delivered to each party involved in the Tax Dispute as soon as practicable after the Tax Dispute is submitted to the Accounting Arbitrator but no later than the tenth (10th) day after the Accounting Arbitrator is instructed to resolve the Tax Dispute, (C) made in accordance with this Agreement, and (D) final, binding and conclusive on the parties involved in the Tax Dispute on the date of delivery of such resolution. The Accounting Arbitrator shall only be authorized on any one issue to decide in favor of and choose the position of either of the parties involved in the Tax Dispute or to decide upon a compromise position between the ranges presented by the parties to the Accounting Arbitrator. The fees and expenses of the Accounting Arbitrator shall be borne equally by Selling Members, on the one hand, and Buyer, on the other hand. Buyer and Selling Members shall keep the decision of the Accounting Arbitrator confidential, except to the extent required by Law or pursuant to disclosure of Tax Returns

(i) Notwithstanding any provision of Article 9 to the contrary, in the case of a conflict between Section 8.2 and any provisions in Article 9 that relate to process and procedure with respect to Taxes and Tax Returns, including Tax Claims and Tax Disputes, this Section 8.2 shall govern.

8.3 Conduct of Business by the Company. During the period from the date of this Agreement and until the earlier of the termination of this Agreement or the Closing:

(a) Company shall not take any action inconsistent with the provisions of this Agreement;

(b) Company and the Selling Members shall operate Company’s business and operations, including the license of Company Intellectual Property only in the Ordinary Course of Business, consistent with past practice, and will not take or permit any action which could reasonably be expected to have a Material Adverse Effect on the ability of Company or the Selling Members to consummate the transactions contemplated by this Agreement without the prior written consent of Buyer;

(c) No change or amendment shall be made in the Organizational Documents. Company shall, and the Selling Members shall cause Company to, (i) maintain and preserve intact its present business organization and structure, (ii) preserve and maintain its properties, tangible and intangible assets, books and records in a commercially reasonable manner consistent with past practice, (iii) preserve its relationships with employees, suppliers and others having business dealings with it in a commercially reasonable manner consistent with past practice, provided that Company shall be free to make any termination for cause which may become necessary in the ordinary course of its business, (iv) use commercially reasonable efforts to comply in all material respects with all Laws applicable to it and to the conduct of its business, and (v) not engage in any transaction or activity, enter into any agreement or make any commitment except in the Ordinary Course of Business consistent with past practice;

(d) Except for contracts or commitments made in the Ordinary Course of Business, without the prior written consent of Buyer which shall not be unreasonably withheld,

conditioned or delayed, no contracts or commitments shall be entered into by or on behalf of Company involving, in the aggregate, an annual expenditure of more than Twenty-Five Thousand Dollars ($25,000) by Company; provided, however, that such consent shall be deemed not to be withheld unreasonably if Buyer in good faith believes that the Selling Members’ or Company’s proposed action would have an adverse effect on Company. Company shall not, and the Selling Members shall not permit Company to, other than renewals, modifications or amendments without change of terms that adversely affects Company, modify, amend or terminate any Contract affecting Company or voluntarily waive, release, compromise or assign any material right or claim of Company or any Subsidiary;

(e) Company shall not, and the Selling Members shall not permit Company to, (i) grant any increase in compensation other than normal merit and cost-of-living increases pursuant to its general prevailing practices to any director, officer, employee or agent except as required by any contract existing on the date hereof (a copy of which has been delivered to Buyer); (ii) enter into or adopt, or amend in any respect, any employment contract, severance agreement or consulting agreement; or (iii grant or pay any severance or termination pay or any bonus;

(f) Company shall not, and the Selling Members shall not permit Company to: (i) incur any additional Indebtedness or other obligation for borrowed money or sell, pledge, factor or transfer any right to receive any payment, other than transfers of accounts receivable in the ordinary course to collection agencies; (ii) assume, guarantee, endorse, or otherwise as an accommodation become responsible for the obligations of an individual, corporation, or other entity; or (iii) impose, or suffer the imposition, on any material asset or property of any Encumbrance (other than Permitted Encumbrances) not existing on the date of this Agreement;

(g) Company shall not, and the Selling Members shall not permit Company to: (i) sell, transfer, mortgage, encumber (except in respect of a Permitted Encumbrance), or otherwise dispose of any of its properties or assets or cancel, release or assign any Indebtedness or any debt, payable or other obligation between any Affiliates of Company; (ii) acquire or agree to be acquired by merging or consolidating with, or acquiring by purchasing a substantial portion of the assets of, or in any other manner, any business or any corporation, partnership, limited liability company or other organization or division thereof; (iii) open or close any facility of Company; or (iv) enter into any line of business outside the Ordinary Course of Business or change its investment, liability management or other operational policies; and

(h) Company shall not, and each of the Selling Members shall not, directly or indirectly, through any of its or their respective directors, officers, employees, advisers, consultants, agents or representatives or otherwise, solicit offers from, negotiate with, provide information to, accept any written proposal of any other person (other than Buyer and its Affiliates) relating to the acquisition of any equity of Company, issuance of debt or the acquisition of the whole or a material amount of the assets or business of Company, whether through direct purchase, merger, consolidation or other business consolidation (each, an “Alternative Transaction”). Company and each of the Selling Members shall notify Buyer without delay regarding any written proposal (including, without limitation, any that are electronically communicated) regarding an Alternative Transaction between (i) Company or any holder of equity interests in Company, including any Selling Member, in each case, to the extent that Company or the Selling Member shall become aware of such contact, and (ii) any other person, regarding any such offer or proposal or any related inquiry, provided that such notification may omit details regarding such contact that are subject to a legal restriction on disclosure to Buyer.

ARTICLE 9

INDEMNIFICATION

9.1 Survival.

(a) All representations, warranties, covenants, and agreements contained in this Agreement or in any schedule to this Agreement (i) shall be deemed to have been relied upon by the Party or Parties to whom they are made, shall survive the Closing (subject to the immediately following sentence) regardless of any investigation on the part of such Party or its representatives, with each Party reserving all of its rights hereunder in connection with any breach or alleged breach, and (ii) shall bind the Parties’ successors and assigns (including, without limitation, any successor to any Party by way of acquisition, merger or otherwise), whether so expressed or not, and, except as otherwise provided in this Agreement, all such representations, warranties, covenants and agreements shall inure to the benefit of the parties and, subject to Section 11.5, their respective successors and permitted assigns, whether so expressed or not. Notwithstanding the foregoing, all representation and warranties contained in this Agreement or in any schedule to this Agreement shall terminate as of 11:59 p.m., Eastern Time, on the day that is twenty-four (24) months following the Closing Date; provided, however, (i) the representations and warranties contained in Section 5.10 (Intellectual Property) (the “IP Representation”) shall survive the Closing until the day that is four (4) years following the Closing Date, (ii) the representations and warranties contained in Sections 5.7 (Taxes) and 5.14 (Employee Benefits) shall survive the Closing for sixty (60) days following expiration of the applicable statute of limitations, (iii) the representations and warranties contained in Article 4 (Representations and Warranties of Selling Members), Sections 5.1 (Organization and Power), 5.2 (Capitalization), 5.3 (Subsidiaries), 5.20 (No Brokers), 6.1 (Organization), 6.2 (Authority and Enforceability), and 6.5 (No Brokers) (such representations and warranties listed in clauses (ii) and (iii) are collectively referred to as the “Fundamental Representations”) shall survive the Closing indefinitely and (iv) any breach of any representation or warranty that constitutes fraud or intentional misrepresentation (in each case, as finally determined by a court of competent jurisdiction) shall survive the Closing indefinitely. The period from the Closing Date until the date upon which any representation or warranty contained herein terminates if any, is referred to herein as the “Survival Period” for such representation or warranty. All of the covenants, agreements and obligations of the Parties contained in this Agreement (including those which are Conditions Precedent to Closing, each of which shall be deemed satisfied or waived upon Closing) or in any schedule to this Agreement shall survive (y) until fully performed or fulfilled, unless non-compliance with such covenants, agreements or obligations is waived in writing by the Party or Parties entitled to such performance or (z) if not fully performed or fulfilled, or so waived, until the expiration of the relevant statute of limitations. The Parties specifically and unambiguously intend that the Survival Periods that are set forth in this Section 9.1 shall replace any statute of limitations for such representations or warranties that would otherwise be applicable.

(b) Indemnified Persons shall not be entitled to make any claim in respect of any representation, warranty or covenant after the expiration of its applicable Survival Period, except that the representations, warranties and/or covenants underlying any bona fide claim initiated by an Indemnified Person prior to the expiration of the applicable Survival Period in accordance with the provisions hereof shall survive (only with respect to such claim) until such claim is settled or resolved pursuant to this Agreement.

9.2 Indemnification by the Selling Members.

(a) After the Closing Date and subject to the limitations set forth herein (including without limitation, the limitations set forth in Sections 9.4, 9.5, 9.6 and 9.7), the Selling Members, severally and not jointly, shall indemnify and hold harmless Buyer and its Affiliates, each of their respective directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Buyer Indemnified Parties”), from and against any and all Losses that are incurred by any Buyer Indemnified Party or to which any Buyer Indemnified Party may otherwise become subject (regardless of whether or not such Losses relate to any Third Party Claim) and which arise and are incurred from or as a result of:

(i) any breach of any warranty or the inaccuracy of any representation of any Selling Member contained in this Agreement (other than a Fundamental Representation or IP Representation);

(ii) any breach of any Fundamental Representation made by any Selling Member;

(iii) any breach of the IP Representation made by any Selling Member;

(iv) any breach by any Selling Member of any of its respective covenants or obligations contained in this Agreement;

(v) any Transaction Expenses;

(vi) any Indebtedness;

(vii) any Indemnified Taxes; and

(viii) any claims or liabilities arising under, related to or in connection with any Person’s status as a securityholder of Company (or in each case any predecessor thereto) prior to the Closing.

9.3 Indemnification by Buyer. After the Closing Date and subject to the limitations set forth herein (including without limitation, the limitations set forth in Sections 9.4, 9.5, 9.6 and 9.7), Buyer will indemnify and hold harmless the Selling Members and their respective Affiliates, directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Company Indemnified Parties”), from and against any and all Losses that are directly or indirectly incurred by any Company Indemnified Party or to which any Company Indemnified Party may otherwise become subject

(regardless of whether or not such Losses relate to any Third Party Claim) and which arise from or as a result of:

(a) any breach of any warranty or the inaccuracy of any representation of Buyer contained in this Agreement (other than a Fundamental Representation);

(b) any breach of any Fundamental Representation made by Buyer; and

(c) any breach by Buyer of any of its covenants or obligations contained in this Agreement.

9.4 Limitations. Notwithstanding anything herein to the contrary:

(a) Other than distributions from the Escrow Fund, no Selling Member shall be liable under Section 9.2(a) with respect to any indemnification claim in an amount in excess of such Selling Member’s Pro Rata Share of the Indemnity Cap, to the extent actually paid to such Selling Member, or such Selling Member’s Pro Rata Share of such Losses (whichever is the lower amount).

(b) Notwithstanding anything herein to the contrary, the Selling Members shall be required to indemnify and hold harmless under Section 9.2(a)(i), (ii) and (iii) for Losses only to the extent that the aggregate amount of such Losses exceeds Seventy-Five Thousand Dollars ($75,000.00) (the “Deductible”), provided that if such Losses do exceed the Deductible, Buyer Indemnified Parties shall be entitled to indemnification for the amount of such Losses in excess of the Deductible.

(c) In determining whether a representation or warranty in this Agreement has been breached, or the amount of any Losses with respect to such breach, by Company or any Selling Member for purposes of Section 9.2(a)(i), (ii) or (iii), or with respect to a breach or inaccuracy of a representation or warranty by Buyer for purposes of Section 9.3(a), any terms or words such as “material,”, “in all material respects” or “Material Adverse Effect” or any other similar qualifier contained herein shall be disregarded.

(d)

(i) The maximum aggregate amount required to be paid by the Selling Members under Section 9.2(a)(i) shall not exceed an amount equal to the Escrow Amount plus the Set-off Amount, if any;

(ii) The maximum aggregate amount required to be paid by the Selling Members under Sections 9.2(a)(ii), (iv), (v), (vi), (vii) and (viii) or Buyer under Section 9.3 shall be equal to the Indemnity Cap, to the extent actually paid; and

(iii) The maximum aggregate amount required to be paid by the Selling Members under Section 9.2(a)(iii) shall be seventy-five percent (75%) of the Indemnity Cap, to the extent actually paid.

(iv) The limitations set forth in this Section 9.4 shall not apply to any claim arising from fraud or intentional misrepresentation by any Party, in each case, as finally determined by a court of competent jurisdiction.

9.5 Third Party Claims.

(a) Promptly after receipt by a Person entitled to indemnity under Sections 9.2 or 9.3 (an “Indemnified Person”) of notice of the assertion of a Third Party Claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify under such Section (an “Indemnifying Person”) of the assertion of such Third Party Claim in accordance with Section 9.6; provided, that any failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person is materially prejudiced by such failure to give such notice.

(b) Buyer shall have the right to (i) conduct and control any proceedings or negotiations in respect of such Third Party Claim, (ii) settle or defend any such Third Party Claim and (iii) employ counsel to contest any such Third Party Claim or liability.

(c) With respect to any Third Party Claim subject to indemnification under this Article 9: (i) the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Persons reasonably informed of the status of such Third Party Claim and any related Actions at all stages regardless of whether such Person is represented by its own counsel, and (ii) the Parties agree (at the Indemnifying Person’s expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third Party Claim.

(d) With respect to any Third Party Claim subject to indemnification under this Article 9, the Parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all confidential information and the attorney-client and work-product privileges of the other Party. In connection therewith, each Party agrees that: (i) it will use its commercially reasonable efforts, in respect of any Third Party Claim in which it has assumed or participated in the defense, to avoid production of confidential information (consistent with Law and rules of procedure); and (ii) all communications between any Party and counsel responsible for or participating in the defense of any Third Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

9.6 Notice of Claims. In the event any Indemnified Person is asserting a claim for indemnification, the Indemnified Person shall deliver to the Indemnifying Person written notice of such claim that the Indemnified Person has determined has given or could give rise to indemnification under Section 9.2 or 9.3 (a “Claim Notice”). The failure by any Indemnified Person so to notify the Indemnifying Person shall not relieve the Indemnifying Person from liability under this Agreement which it may have to such Indemnified Person under Section 9.2 or 9.3 hereof except to the extent the Indemnifying Person shall have been prejudiced in any material respect as a result of such failure. A Claim Notice shall describe in reasonable detail the nature of the claim and shall indicate the amount of Losses (or, if not known, estimated Losses, to the extent that Losses in respect of such claim are reasonably capable of being estimated). The

Sellers Representative may object to any claim set forth in a Claims Notice by delivering written notice to Buyer of the Sellers Representative’s objection (a “Dispute Notice”). Such Dispute Notice must describe the grounds for such objection in reasonable detail. If a Dispute Notice is not delivered by the Sellers Representative to Buyer within twenty (20) calendar days after delivery of the Claim Notice, such failure to so object will be an irrevocable acknowledgment by each party to this Agreement (including the Sellers Representative) that the Buyer Indemnified Parties are entitled to indemnification under Section 9.2 for the Losses set forth in such Claim Notice in accordance with this Article 9. If a Dispute Notice is delivered, the Parties shall thereafter attempt to resolve the dispute promptly by negotiation in good faith.

9.7 Additional Limitations.

(a) No Selling Member shall have any liability for any Loss to the extent that such liability is included in the Final Working Capital Adjustment.

(b) Except (i) for injunctive and provisional relief, (ii) in the case of fraud, (iii) the determination of the Earnout Payment (which shall be governed by Section 1.4) or (iv) the determination of the Final Working Capital Adjustment (which shall be governed by Article 3), following the Closing, the sole and exclusive remedy for any and all claims arising under, out of, or related to this Agreement, or the Purchase and the other Transactions, shall be the rights of indemnification set forth in this Article 9, and no Person will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise, it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the Parties to the fullest extent permitted by law.

(c) The amount required to be paid for Losses under Section 9.2 or 9.3 will be reduced by any amounts an Indemnified Party actually receives pursuant to the terms of the insurance policies (if any) covering such claim or Losses.

(d) Any Loss for which any Indemnified Party is entitled to indemnification under this Article 9 shall be determined without duplication of recovery by reason of the state of facts giving rise to such Loss constituting a breach of more than one representation, warranty, covenant or agreement.

9.8 Set-Off and Priority. In the event of a claim for indemnification under Section 9.2(a)(i), the amount of the related Losses shall be paid first from the Escrow Fund, and thereafter, Buyer may choose to offset any such Losses from the Earnout Consideration, if any, up to Two Million Dollars ($2,000,000) (the “Set-off Amount”), subject to the limitations on recovery contained in this Agreement, including Section 9.4. For the avoidance of doubt, to the extent the Earnout Consideration is less than Two Million Dollars ($2,000,000), Buyer shall not have recourse against the Selling Members unless such further recourse is expressly provided in this Agreement. To exercise its right of set-off pursuant to this Section 9.8, Buyer shall deliver to the Sellers Representative a notice (a “Set-off Certificate”) specifying in reasonable detail the nature and amount of the claim and the Set-off Amount. To the extent the claims set forth in the Set-off Certificate are finally resolved in the Selling Members’ favor (whether by mutual agreement of Buyer and the Sellers Representative or by final non-appealable order of an arbitration panel or court of competent jurisdiction), Buyer shall within five (5) Business Days thereafter pay the portion of the Set-off Amount resolved in the Selling Members’ favor to the Selling Members, in accordance with Section 1.4. In the event of a claim for indemnification under Sections 9.2(a)(iv) through (viii), Buyer shall recover the amount of the related Losses initially from the Escrow Fund and, following depletion of the Escrow Fund or release of the Escrow Fund to the Selling Members pursuant to this Agreement and the Escrow Agreement, at Buyer’s option, Buyer may recover such Losses by offsetting such Losses against the Earnout Consideration, if any, as described in this Section 9.8, or by recovering such Losses directly from the Selling Members, subject to the limitations on recovery contained in this Agreement, including Section 9.4. In the event of a claim for indemnification under Sections 9.2(a)(ii) and (iii), at its election, Buyer may recover any related Losses from the Escrow Fund, the Earnout Consideration or by recovering such losses directly from the Selling Members, subject to the limitations on recovery contained in this Agreement, including Section 9.4.

9.9 Purchase Price Adjustments. Any amounts payable under this Article 9 shall be treated by Buyer and Selling Members as an adjustment to the Purchase Price for all Tax purposes, unless otherwise required by applicable Law.

ARTICLE 10

TERMINATION

10.1 Termination. This Agreement may be terminated at any time prior to the Closing, by action taken or authorized by all requisite corporate or other actions of the terminating Party or Parties:

(a) by mutual written consent duly authorized by the boards of directors of Buyer and Company;

(b) by either Company or Buyer, if the Closing shall not have occurred by May 29, 2015; provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either Company or Buyer, if a Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Court Order which (i) is in effect, (ii) has the effect of permanently restraining, enjoining or otherwise prohibiting the Closing and (iii) is final and nonappealable; or

(d) by Buyer, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company or a Selling Member set forth in this Agreement, or if any representation or warranty of the Company or a Selling Member shall have become untrue, in either case such that the conditions set forth in Section 7.1(a) or (b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, and, provided that if such breach is capable of being cured, such breach shall not have been cured within twenty (20) Business Days of delivery of written notice of such breach to the Company by Buyer; provided, however, that there shall be no right to terminate if Buyer is in material breach of its representations and warranties under this Agreement or has failed in any material respect to perform its obligations under this Agreement.

10.2 Notice of Termination; Effect of Termination. Subject to any applicable unexpired cure period, any termination of this Agreement under Section 10.1 above shall be effective immediately upon the delivery of a valid written notice of the terminating Party to the other Party hereto. In the event of the termination of this Agreement, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 10.2, Section 10.3, Section 11.1(f), Section 11.12 and Article 12, which shall survive the termination of this Agreement and (ii) nothing herein shall relieve any Party from liability for any breach of this Agreement occurring prior to such termination.

10.3 Expenses. Except as specifically provided for herein, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by the Transaction Documents, including fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors, shall be paid by the Party incurring such expenses whether or not the transactions contemplated by the Transaction Documents are consummated.

ARTICLE 11

GENERAL PROVISIONS

11.1 Sellers Representative.

(a) For purposes of this Agreement and the Transaction Documents, the Selling Members hereby designate David Wiener to serve as the sole and exclusive representative of the Selling Members (the “Sellers Representative”) from and after the Closing Date with respect to those provisions of this Agreement and the Transaction Documents that contemplate action by the Sellers Representative including the Escrow Agreement; provided, however, that if David Wiener at any time is unable, due to incapacity or otherwise, to serve as Sellers Representative or resigns as Sellers Representative, then Carl Bertrams shall serve as successor Sellers Representative. Upon the agreement of at least two (2) of the three (3) Selling Members, the Selling Members may replace the Sellers Representative at any time upon thirty (30) days’ prior written notice to the Sellers Representative and Buyer. Each successor Sellers Representative, if required to serve, shall sign an acknowledgment in writing agreeing to perform and be bound by all of the provisions of this Agreement applicable to the Sellers Representative. Each successor Sellers Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Sellers Representative, and the term “Sellers Representative” as used herein shall be deemed to include any successor Sellers Representative.

(b) The Sellers Representative is hereby constituted and appointed as agent and attorney-in-fact for and on behalf of the Selling Members. This power of attorney and all authority hereby conferred is granted and shall be irrevocable and shall not be terminated by any act of any the Selling Members, by operation of Law, whether by such Person’s death, disability, protective supervision, dissolution, reorganization or any other event. Without limiting the generality of the foregoing, the Sellers Representative has full power and authority, on behalf of each of the Selling Members and their respective successors and assigns, to: (i) interpret the terms and provisions of this Agreement and the documents to be executed and delivered by any of the Selling Members in connection herewith, including the Escrow Agreement, (ii) execute and deliver and receive deliveries of all agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments, and other documents required or permitted to be given in connection with the consummation of the Transactions and any Transaction Document, (iii) receive service of process in connection with any claims under this Agreement and any Transaction Document, (iv) agree to, negotiate, enter into settlements and compromises of, assume the defense of claims, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Sellers Representative for the accomplishment of the foregoing, (v) give and receive notices and communications, (vi) authorize delivery to Buyer of the Escrow Amount or any portion thereof in satisfaction of claims brought by Buyer for Losses, (vii) object to such deliveries, (viii) distribute the Escrow Amount and any earnings and proceeds thereon, and (ix) take all actions necessary or appropriate in the judgment of the Sellers Representative on behalf of the Selling Members in connection with this Agreement and any Transaction Document.

(c) Service by the Sellers Representative shall be without compensation except for the reimbursement by the Selling Members of out-of-pocket expenses and indemnification specifically provided herein.

(d) Neither the Sellers Representative nor any agent employed by the Sellers Representative shall be liable to any of the Selling Members relating to the performance of such Sellers Representative’s duties under this Agreement for any errors in judgment, negligence, oversight, breach of duty or otherwise except to the extent it is finally determined in a court of competent jurisdiction by clear and convincing evidence that the actions taken or not taken by the Sellers Representative constituted actual fraud or were taken or not taken in bad faith. The Sellers Representative shall be indemnified and held harmless by the Selling Members against all losses, including costs of defense, paid or incurred in connection with any action, suit, proceeding or claim to which the Sellers Representative is made a party by reason of the fact that the Sellers Representative was acting as the Sellers Representative pursuant to this Agreement; provided, however, that the Sellers Representative shall not be entitled to indemnification hereunder to the extent it is finally determined in a court of competent jurisdiction by clear and convincing evidence that the actions taken or not taken by the Sellers Representative constituted actual fraud or were taken or not taken in bad faith.

(e) Buyer shall be entitled to rely upon any actions taken by the Sellers Representative as the duly authorized action of the Sellers Representative on behalf of each of the Selling Members with respect to any matters set forth in this Agreement and any Transaction Document, without inquiry on the part of Buyer and regardless of whether such actions are later determined to have been unauthorized, fraudulent or taken in bad faith.

(f) The Sellers Representative agrees to, and shall cause its Affiliates to: (i) treat and hold as confidential (and not disclose or provide access to any Person) all information relating to Intellectual Property, processes, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of Contracts, operations methods, product development techniques, Bookings and any underlying financial or sales records, and all other confidential or proprietary information with respect to the Products or the Business that the Sellers Representative may acquire in the course of performing its duties under this Section 11.1, (ii) in the event that the Sellers Representative or any of its Affiliates becomes legally compelled to disclose any such information, provide Buyer with prompt written notice of such requirement so that Buyer may seek a protective order or other remedy or waive compliance with this Section 11.1(f) and assist Buyer in connection therewith, and (iii) in the event that such protective order or other remedy is not obtained, or Buyer waives compliance with this Section 11.1(f), furnish only that portion of such confidential information that is legally required to be provided and exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such information; provided, however, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by the Sellers Representative or its Affiliates.

11.2 Notices. All notices, consents and other communications required or permitted by this Agreement shall be in writing and shall be sent as follows to the following address (or to such other address as a Party may designate by notice to the other Party): (a) by personal delivery, in which case notice shall be deemed to have been given on the date of delivery; (b) by United States certified mail, return receipt requested, in which case notice shall be deemed to have been given three (3) days after deposit of such notice in the mail; (c) by UPS, Federal Express, DHL or other nationally-recognized overnight delivery service, in which case notice shall be deemed to have been given the first Business Day after deposit of such notice with such service; (d) by facsimile with a copy of such notice sent on the same date by the means set forth in the foregoing clause (b) or (c), in which case notice shall be deemed to have been given on the day of the facsimile transmission as set forth in a facsimile log; or (e) by electronic mail with a copy of such notice sent on the same date by the means set forth in the foregoing clause (b) or (c), in which case notice shall be deemed to have been given on the day of the electronic mail transmission as set forth in the body of such electronic mail transmission:

If to Buyer to:

Marked: Personal and Confidential

Imprivata, Inc.

10 Maguire Road

Lexington, MA 02421

Attention: Omar Hussain, Chief Executive Officer

Facsimile: 781-674-2760

Email: ohussain@imprivata.com

With a copy (which shall not constitute notice) to:

Goodwin Procter LLP

53 State Street

Boston, MA 02109

Attention: Kenneth J. Gordon, Esq.

Facsimile: 617-523-1231

Email: kgordon@goodwinprocter.com

If to the Selling Members or the Sellers Representative to:

Marked: Personal and Confidential

HT Systems LLC

Attention: David Wiener

Facsimile: 813-749-9485

Email: davidjw.fl@gmail.com

With copies (which shall not constitute notice) to:

Squire Patton Boggs (US) LLP

777 South Flagler Drive, Suite 1900

West Palm Beach, Florida 33401

Attention: Scott M. Coffey, Esq.

Facsimile: 561-655-1509

Email: scott.coffey@squirepb.com

11.3 Entire Agreement. The Disclosure Schedule, the Schedules and the Exhibits to this Agreement are incorporated into this Agreement and are hereby made a part of this Agreement as if set out in full in this Agreement. This Agreement, together with the Transaction Documents, contains the entire understanding of the Parties with respect to the subject matter hereof and supersede all prior oral or written agreements, negotiations, understandings, statements or proposals with respect to the subject matter hereof and thereof.

11.4 Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement (so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any Party), and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Law, the Parties waive any provision of Law which renders any such provision prohibited or unenforceable in any respect.

11.5 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective heirs, executors, successors and permitted assigns and any reference to a Party will also be a reference to an heir, executor, successor or permitted assign. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, by a Party without the prior written consent of the other Parties; provided, however, that Buyer may assign, without the prior written consent of any other Party, all or any portion of this Agreement and/or its rights hereunder to any Affiliate of Buyer, provided that any such assignment shall not relieve Buyer from any obligations hereunder.

11.6 No Third-Party Beneficiaries. This Agreement is not intended and shall not be deemed to confer upon or give any Person, except the Parties and their respective successors and permitted assigns, any remedy, claim, liability, reimbursement, cause of action or other right under or by reason of this Agreement, or result in such Person being deemed a third party beneficiary of this Agreement.

11.7 Interpretation.

(a) The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, any reference to the masculine, feminine or neuter gender shall include all genders, the plural shall include the singular, and the singular shall include the plural.

(b) The words “include,” “includes” and “including” when used herein shall be deemed to be followed by the phrase “without limitation” unless such phrase otherwise appears. Unless the context otherwise requires, references herein to articles, sections, schedules and exhibits shall be deemed references to articles and sections of, and schedules and exhibits to, this Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular article, section or provision hereof. Except when used together with the word “either” or otherwise for the purpose of identifying mutually exclusive alternatives, the term “or” has the inclusive meaning represented by the phrase “and/or.” Any deadline or time period set forth in this Agreement that by its terms ends on a day that is not a Business Day shall be automatically extended to the next succeeding Business Day. All references in this Agreement to “dollars” or “$” means United States dollars.

(c) With regard to each and every term and condition of this Agreement, the Parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the Parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject thereto, no consideration shall be given to the issue of which Party actually prepared, drafted or requested any term or condition of this Agreement.

11.8 Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware without giving effect to the principles of conflicts of Laws thereof. For the purposes of establishing the Parties’ rights hereunder, each Party hereto hereby irrevocably and unconditionally consents to and agrees that any legal action or proceeding with respect to this Agreement and the transactions contemplated hereby shall be brought in any of the Federal or state courts having subject matter jurisdiction located in the State of Delaware. By execution and delivery of this Agreement and such other documents executed in connection herewith, each such Party hereby (i) accepts the exclusive jurisdiction of the aforesaid courts, (ii) irrevocably agrees to be bound by any final judgment (after any and all appeals) of any such court with respect to such documents, (iii) irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceedings with respect to such documents brought in any such court, and further irrevocably waives, to the fullest extent permitted by Law, any claim that any such suit, action or proceedings brought in any such court has been brought in an inconvenient forum, (iv) agrees that service of process in any such action may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address set forth herein, or at such other address of which the other parties hereto shall have been notified, and (v) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law.

11.9 Attorneys’ Fees. Except as otherwise provided herein, if any Action is brought arising out of or based upon this Agreement, the prevailing party shall be entitled to recover such reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled, as may be awarded by the court or arbitrator.

11.10 Waivers.

(a) Except as otherwise provided herein, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. Any term, covenant, agreement, obligation, undertaking, condition, representation or warranty under this Agreement may be waived at any time by the Party which is entitled to the benefit thereof, but only by a written notice signed by such Party expressly waiving such term, covenant, agreement, obligation, undertaking, condition, representation or warranty.

(b) No waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, shall preclude any further exercise thereof or the exercise of any other such right, power or privilege.

11.11 Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by Buyer and the Sellers Representative or, in the case of a waiver, by Buyer or the Sellers Representative (on behalf of the Selling Members), whichever is so waiving compliance.

11.12 No Publicity. Each Selling Member agrees that it will not originate any publicity, press release or public announcements, written or oral, whether to the public or press, relating to this Agreement, including its existence, the subject matter to which it relates, performance under it or any of its terms without the prior written consent of Buyer. Each Selling Member acknowledges that Buyer will make such announcements and disclosures that it deems necessary or advisable, including, for the avoidance of doubt but not limited to, those disclosures required by applicable Law or the New York Stock Exchange, the issuance of a press release announcing this transaction and participation in a publicly accessible conference call to discuss the transactions contemplated by this Agreement.

11.13 Further Assurances. Each Party shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the Transactions.

11.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original.

ARTICLE 12

DEFINITIONS

12.1 Defined Terms. In this Agreement, the following terms have the meanings specified in this Section 12.1.

“Accounting Arbitrator” means an independent accounting or financial firm mutually acceptable to Buyer and Sellers Representative, provided that if the Buyer and the Sellers Representative are unable to mutually agree upon an accounting firm within fifteen (15) days, then Buyer and the Sellers Representative shall each select a nationally recognized certified public accounting firm and, within five (5) days after their selection, those two accounting firms shall select a third nationally recognized certified public accounting firm, which third accounting firm shall act as the Accounting Arbitrator; provided further that such third nationally recognized accounting firm shall not be an accounting firm that has performed accounting or similar services for Buyer or the Sellers Representative or each of their Affiliates in the past three (3) years.

“Action” means any claim, demand, proceeding, suit, litigation, investigation, audit, action or cause of action in contract, tort, under statute, under common law or otherwise.

“Affiliate” means, with respect to any Person, any other Person, which directly or indirectly controls, is controlled by or is under common control with such other Person. For purposes of determining whether a Person is an Affiliate, the term “control” and its correlative forms “controlled by” and “under common control with” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Allocation” has the meaning set forth in Section 8.2(a).

“Alternative Transaction” has the meaning set forth in Section 8.3(h).

“Benefit Plan” means any (A) “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA; (B) stock option plans, stock purchase plans, bonus or incentive award plans, severance pay plans, programs or arrangements, deferred compensation arrangements or agreements, employment agreements, executive compensation plans, programs, agreements or arrangements, change in control plans, programs or arrangements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements, not described in (A) above; and (C) plans or arrangements providing compensation to employee and non-employee directors, in each case in which Company or any ERISA Affiliate sponsors, contributes to, or provides benefits under or through such plan, or has any obligation to contribute to or provide benefits under or through such plan, or if such plan provides benefits to or otherwise covers any current or former employee, officer or director of Company or any ERISA Affiliate (or their spouses, dependents, or beneficiaries).

“Bookings” means the net dollar value of non-cancellable orders with no contingencies or rights of returns for sales of Products made after the Closing, after deducting discounts, sales concessions, customer returns, partner resell and referral fees, and third-party subcontracted services related to the sale of the Products. In addition, for an order of Products to be considered part of Bookings, the following shall also apply:

(A)	Orders for Products (other than maintenance) must be delivered and invoiced within each respective Earnout Period to be considered Bookings. By way of example, if an order received for Products has extended payment terms beyond the Earnout Period, then only the payments due within each respective Earnout Period will be considered Bookings.

(B)	Orders for Products that are maintenance agreements (including but not limited to renewals of maintenance agreements) will be considered Bookings for the prepaid initial one-year annual value. In the event an order is received for prepaid maintenance during an Earnout Period in excess of one year, no more than one year’s maintenance will be included as Bookings in such Earnout Period.

(C)	Orders for professional services will be considered Bookings to the extent they are scheduled to be delivered and invoiced within the Earnout Period.

“Business” has the meaning set forth in Section 8.1(a)(i).

“Business Agreements” has the meaning set forth in Section 5.12(a).

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of Massachusetts are authorized or obligated to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Indemnified Parties” has the meaning set forth in Section 9.2(a).

“Cause” means, with respect to a Selling Member:

(i) such Selling Member’s conviction of, or plea of guilty or nolo contendre to, any (i) felony involving fraud, moral turpitude or dishonesty or (ii) other criminal conduct against Buyer;

(ii) such Selling Member’s material breach of any provision of the Restrictive Covenant Agreement or the HT Noncompete (each as defined in the Executive Employment Agreement), which breach is not cured within ten (10) business days written notice thereof;

(iii) any intentional misconduct or gross negligence on the part of such Selling Member which has a materially adverse effect on Buyer’s business or reputation; or

(iv) such Selling Member’s repeated and willful failure to perform the duties, functions and responsibilities of such Selling Member’s position after a written warning from Buyer specifying in reasonable detail the enumerated duties in question, the nature of the failure to perform and the actions necessary to remedy the perceived failure to perform such duties, and such perceived failure is not remedied within ten (10) business days.

“Claim” means any claim, demand and assessment, and any action or proceeding at law or in equity (where applicable), and any judgment, whether civil, criminal, administrative or investigative.

“Claim Notice” has the meaning set forth in Section 9.6.

“Closing” has the meaning set forth in Section 2.1.

“Closing Balance Sheet” has the meaning set forth in Section 3.2.

“Closing Date” has the meaning set forth in Section 2.1.

“Closing Working Capital” has the meaning set forth in Section 3.2.

“Closing Working Capital Adjustment” means the lesser of (i) the Closing Working Capital, minus the Closing Working Capital Target, and (ii) zero.

“Closing Working Capital Target” has the meaning set forth in Section 3.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Recitals.

“Company Indemnified Parties” has the meaning set forth in Section 9.3.

“Company Intellectual Property” means all Intellectual Property, including, without limitation, all Patents, registered and material unregistered Marks, Products and registered and material unregistered Copyrights, in each case owned by Company or used or held for use by Company in the operation of the Business, and including, without limitation, all Software developed by, for, or on behalf of Company.

“Company Products” has the meaning set forth in Section 5.22.

“Company Registered IP” has the meaning set forth in Section 5.10(c)(ii).

“Company Trade Secrets” has the meaning set forth in Section 5.10(c)(xi)

“Contingent Workers” has the meaning set forth in Section 5.13(b).

“Contract” means any oral or written contract, agreement, license, lease, guaranty, indenture, sales or purchase order or other legally binding instrument, arrangement or commitment.

“Copyrights” means copyrights in both published and unpublished works, including without limitation all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above.

“Court Order” means any judgment, order, writ, decision, injunction, award or decree of any foreign, federal, state, local or other court or tribunal and any ruling or award in any binding arbitration proceeding.

“Customer” has the meaning set forth in Section 5.23.

“Deductible” has the meaning set forth in Section 9.4(b).

“Disclosure Schedule” means that certain document (as may be modified from time to time in accordance with the terms hereof) identified as the Disclosure Schedule delivered by the Selling Members to Buyer in connection with this Agreement.

“Dispute Notice” has the meaning set forth in Section 9.6.

“Distributor” has the meaning set forth in Section 5.23.

“Earnout Consideration” has the meaning set forth in Section 1.4(a).

“Earnout Item of Dispute” has the meaning set forth in Section 1.4(b).

“Earnout Notice” has the meaning set forth in Section 1.4(b).

“Earnout Payment” has the meaning set forth in Section 1.4(a).

“Earnout Period” has the meaning set forth in Section 1.4(a)(ii).

“Earnout Threshold” means the Initial Earnout Period Threshold, in the case of the Initial Earnout Period, and the Subsequent Earnout Period Threshold, in the case of the Subsequent Earnout Period.

“Encumbrance” means any lien, encumbrance, covenant, hypothecation, claim, charge, security interest, mortgage, restriction (whether on voting, sale, transfer, disposition, or otherwise), deed of trust, pledge, easement, encroachment, option, right of first refusal, conditional sale or other title retention agreement, defect in title or other restriction of a similar kind, in each case whether imposed by Contract or Law.

“Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement” has the meaning set forth in Section 2.2(i).

“Environmental Laws” has the meaning set forth in Section 5.15.

“Environmental Liabilities” has the meaning set forth in Section 5.15.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that would have ever been considered a single employer with Company under Section 4001(b) of ERISA or part of the same “controlled group” as Company for purposes of Section 302(d)(3) of ERISA.

“Escrow Agent” has the meaning set forth in Section 1.5.

“Escrow Agreement” has the meaning set forth in Section 1.5.

“Escrow Amount” means Two Million Dollars ($2,000,000).

“Escrow Fund” has the meaning set forth in Section 1.5.

“Estimated Closing Balance Sheet” has the meaning set forth in Section 3.1.

“Estimated Closing Working Capital” has the meaning set forth in Section 3.1.

“Estimated Closing Working Capital Adjustment” means the lesser of (i) the Estimated Closing Working Capital, minus the Estimated Working Capital Target, and (ii) zero.

“Estimated Working Capital Target” has the meaning set forth in Section 3.1.

“Executive Employment Agreements” has the meaning set forth in Section 2.2(j).

“Final Working Capital Adjustment” has the meaning set forth in Section 3.3(b).

“Financial Statements” has the meaning set forth in Section 5.4.

“Fundamental Representations” has the meaning set forth in Section 9.1(a).

“GAAP” means U.S. generally accepted accounting principles consistently applied.

“Good Reason” means the occurrence of any of the following events with respect to a Selling Member:

(i) a material diminution in such Selling Member’s position, responsibilities, authority or duties and such diminution is not cured within ten (10) business days after written notice by such Selling Member to Buyer identifying the diminution in reasonable detail;

(ii) a material diminution in such Selling Member’s base salary, except for across-the-board salary reductions based on Buyer’s financial performance similarly affecting all or substantially all senior management employees of Buyer (provided that such diminution in such Selling Member’s base salary is not disproportionate to the diminution in base salary of such other across-the-board salary reductions);

(iii) a material change in the geographic location at which such Selling Member is required to provide services to Buyer, not including business travel and short-term assignments; or

(iv) Buyer’s breach of any material covenant of the Executive Employment Agreement for such Selling Member or a material covenant of this Agreement, and such breach is not cured within thirty (30) days after written notice by such Selling Member to Buyer identifying the breach.

“Governmental Authority” means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, court, commission, tribunal, board, bureau, agency or instrumentality, or any regulatory, administrative or other department, agency, or any political or other subdivision, department or branch of any of the foregoing.

“Hazardous Materials” has the meaning set forth in Section 5.15.

“HIPAA” has the meaning set forth in Section 5.25(b).

“Indebtedness” of any Person means (i) any indebtedness or other obligation of such Person for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, whether current, short-term or long-term, secured or unsecured, (ii) any indebtedness of such Person evidenced by any note, bond, debenture or other security or similar instrument, (iii) any liability of such Person with respect to interest rate or currency swaps, collars, caps and similar hedging obligations, (iv) any liabilities for the deferred purchase price of property or other assets with respect to which such Person is liable, contingently or otherwise, as obligor or otherwise (including “earn-out” payments, but specifically excluding trade payables incurred in the Ordinary Course of Business), (v) any commitment by which a Person assures a creditor against loss (including, contingent reimbursement liability with respect to letters of credit), (vi) any liabilities of such Person in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which liabilities are required to be classified and accounted for under GAAP as current and long-term capital leases, (vii) off balance sheet financings, (viii) any obligations of such Person for any bank overdrafts, (ix) any indebtedness guaranteed in any manner by a Person (including, guarantees in the form of an agreement to repurchase or reimburse) or any obligations of such Person in respect of the indebtedness of any other Person, (x) any liabilities under leases recorded for accounting purposes by the applicable Person as capitalized leases or financing leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, (xi) any unsatisfied obligation for “withdrawal liability” to a “multiemployer plan” as such terms are defined under ERISA, including any liabilities related to any pension plan, (xii) any amounts owed to any Person under any noncompetition, severance or similar arrangements (except for any non-competition, severance or similar payments which arise out of a termination of employment occurring after the Closing), (xiii) any change-of-control or other payment which is triggered as a result of the consummation of the Transactions, (xiv) any liability of any Person under deferred compensation plans, phantom stock plans, or bonus plans, or similar arrangements made payable as a result of the consummation of the Transactions, (xv) any Tax liabilities of such Person attributable to any period prior to or including the Closing Date, (xvi) any dividends payable, or accrued for, by a Person, (xvii) any other liability or obligation required by GAAP to be reflected as indebtedness on a consolidated balance sheet of such Person as of the relevant date prepared in accordance with GAAP or (xviii) all accrued interest, premiums, penalties and other obligations relating to the foregoing.

“Indemnified Person” has the meaning set forth in Section 9.5(a).

“Indemnified Taxes” means any and all Taxes (i) imposed on or with respect to the Company payable in respect of any taxable periods ending on or before the Closing Date (a “Pre-Closing Tax Period”); (ii) all Taxes of the Company that are attributable to a Pre-Closing Straddle Period pursuant to Section 8.2(e); (iii) any and all Taxes of any Person for which the Company is liable as transferee or successor, by contract or otherwise, which Taxes relate to an event or transaction occurring on or before the Closing Date; (iv) any Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company is or was a member on or prior to the Closing Date pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or non-U.S. law; (v) any Transfer Taxes for which Selling Members are responsible under Section 8.2(g); provided, however, Indemnified Taxes shall not include (A) Taxes that arise as a result of any transactions carried out or effected by the Company, Buyer or its Affiliates at any time after the Closing but on the Closing Date, provided however, that Selling Members shall remain liable and shall indemnify Buyer for Taxes attributable to actions and transactions that are carried out or effected on the Closing Date (y) in the Company’s Ordinary Course of Business; or (z) pursuant to this Agreement; and (B) Taxes that are taken into account as liabilities in the calculation of the Final Working Capital Adjustment.

“Indemnifying Person” has the meaning set forth in Section 9.5(a).

“Indemnity Cap” means an amount equal to (a) the Purchase Price, plus (b) the Earnout Consideration.

“Initial Closing Consideration” means an amount equal to (a) Nineteen Million Seventy-Five Thousand Dollars ($19,075,000), minus (b) Indebtedness, minus (c) the absolute value of the Estimated Closing Working Capital Adjustment, if the Estimated Closing Working Capital Adjustment is a negative number, minus (d) Transaction Expenses and minus (e) the Escrow Amount.

“Initial Earnout Payment” has the meaning set forth in Section 1.4(a)(i).

“Initial Earnout Period” has the meaning set forth in Section 1.4(a)(i).

“Initial Earnout Period Threshold” means [****].

“Initial Period Terminated Member” has the meaning set forth in Section 1.4(a)(i).

“Institutions” has the meaning set forth in Section 5.10(c)(viii).

“Intellectual Property” means any and all of the following: Copyrights, Patents, Trade Secrets, Marks (including, in each case, the goodwill associated therewith), franchises, licenses, Software, goodwill, permits, consents, approvals, and claims of infringement and misappropriation against third parties, all improvements to any of the foregoing, and any and all intellectual property rights and/or proprietary rights relating to any of the foregoing.

“Inventory” means all inventory, including raw materials, manufacturing and other supplies, work in process, packaging materials, purchased products and finished goods.

“IP Representation” has the meaning set forth in Section 9.1(a).

“IRS” means the United States Internal Revenue Service.

“Law” means any law, statute, rule, regulation, ordinance, arbitration award, order, decree, license or permit promulgated, declared or issued or required by any Governmental Authority.

“Leased Real Property” means all of the right, title and interest of Company under all written leases, subleases, licenses, concessions and other agreements (written or oral), pursuant to which Company holds a leasehold or sub-leasehold estate in, or is granted the right to use or occupy, any land or building which is used in the operation of its business.

“Leases” has the meaning set forth in Section 5.9(b).

“Licenses In” has the meaning set forth in Section 5.10(b).

“Licenses Out” has the meaning set forth in Section 5.10(b).

“LLC Agreement” has the meaning set forth in the Recitals.

“Losses” means any and all liabilities, losses, diminution in value, claims, damages, liabilities, costs and expenses (including reasonable attorneys’ and accountants’ fees, court costs, expert witness fees and other expenses of litigation), awards, judgments, penalties and assessments, but will exclude punitive damages, unless such punitive damages are included as part of a Third Party Claim.

“Marks” means rights in all registered and unregistered trade names, trademarks, trade dress, logos, packaging design, slogans, Internet domain names, website addresses, URLs, customer lists and service marks, in each case together with any registrations and applications related thereto.

“Mass Termination” has the meaning set forth in Section 5.13(d).

“Material Adverse Effect” means any fact, event, development, circumstance, change or effect (each, an “Effect”) that is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to (a) the ability of Company or any of the Selling Members to consummate the Transactions or (b) the business, condition (financial or otherwise), prospects or results of operations of Company.

“Maximum Earnout Consideration” means Five Million Dollars ($5,000,000).

“Membership Units” has the meaning set forth in the Recitals.

“Most Recent Balance Sheet” has the meaning set forth in Section 5.4.

“Most Recent Balance Sheet Date” has the meaning set forth in Section 5.4.

“Most Recent Financial Statements” has the meaning set forth in Section 5.4.

“Multiemployer Plan” means an employee pension or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

“Non-Competition Period” has the meaning set forth in Section 8.1(a)(i).

“NQDC Plan” has the meaning set forth in Section 5.14(h).

“Ordinary Course of Business” means the ordinary course of business, consistent with past practice.

“Organizational Documents” means the articles of organization, LLC Agreement, bylaws, articles of formation, operating agreement or similar governing documents of Company or any predecessor thereto.

“Partner” has the meaning set forth in Section 5.23.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Patents” means all issued patents, patent applications of any kind, patent rights, inventions, discoveries and invention disclosures (whether or not patentable).

“Permits” means all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any Governmental Authority.

“Permitted Encumbrances” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) liens for Taxes and other governmental charges and assessments which are not yet due and payable or which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP and set forth on the Most Recent Balance Sheet; (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the Ordinary Course of Business for sums not yet due and payable or which are being contested in good faith, in each case which are not material in amount and do not, and are not reasonably expected to, materially detract from the value of or materially impair the existing use of the property affected by such lien or imperfections, in each case whether individually or in the aggregate; and (c) any utility company rights, easements and franchises, which are as of record on the date hereof and do not interfere with the present use of the affected property.

“Person” means an individual, sole proprietorship, firm, partnership, corporation, limited liability company, trust, joint stock company, trust, unincorporated association or organization, joint venture, Governmental Authority or other entity of whatever nature.

“Personal Data” means any and all data that concerns an identified and/or identifiable person and includes, but shall not be limited to, an individual’s name, address, credit card information, email address, social security number and health information, including protected health information (as such term is defined by the Health Insurance Portability and Accountability Act of 1996).

“Post-Closing Straddle Period” has the meaning set forth in Section 8.2(c).

“Pre-Closing Straddle Period” has the meaning set forth in Section 8.2(c).

“Premises” has the meaning set forth in Section 5.9(b).

“Products” means software products, hardware products, computer programs and/or services (including maintenance) and related documentation currently or previously researched, designed, developed, manufactured, performed, licensed, sold, distributed and/or otherwise made commercially available by Company, or which Company intends to manufacture, perform, license, sell, distribute and/or otherwise make commercially available.

“Pro Rata Share” means, with respect to each Selling Member, the percentage set forth opposite such Selling Member’s names on Exhibit A hereto under the heading “Pro Rata Portion.”

“Publicly Available Software” means any software (in source or object code form) subject to (a) a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license (including but not limited to any code or library licensed under the GNU General Public License, GNU Lesser General Public License, BSD License, Apache Software License, or any other public source code license arrangement) or (b) any other license or other agreement that requires, as a condition of the use, modification or distribution of software subject to such license or agreement, that such software or other software combined or distributed with such software be (i) disclosed, distributed, made available, offered, licensed or delivered in source code form, (ii) licensed for the purpose of making derivative works, (iii) licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, or (iv) redistributable at no charge, including without limitation any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org.

“Purchase” has the meaning set forth in Section 1.1.

“Purchase Price” has the meaning set forth in Section 1.2.

“Release of Claims” has the meaning set forth in Section 2.2(j).

“Retention Period” has the meaning set forth in Section 1.3(a).

“Retention Payment” means Six Hundred Twenty-Five Thousand Dollars ($625,000), with respect to each Selling Member, subject to the forfeiture provisions set forth in Section 1.3(b).

“S Election” has the meaning set forth in Section 5.7(j).

“Section 338(h)(10) Election” has the meaning set forth in Section 8.2(a).

“Selling Members” has the meaning set forth in the Preamble.

“Sellers Representative” has the meaning set forth in the Preamble.

“Seller Tax Return” has the meaning set forth in Section 8.2(b)(i).

“Set-off Amount” has the meaning set forth in Section 9.8.

“Set-off Certificate” has the meaning set forth in Section 9.8.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, (iv) all documentation including user manuals and other training documentation related to any of the foregoing, and (v) all Intellectual Property therein or thereto.

“Straddle Period” means a taxable period beginning before and ending after the Closing Date.

“Straddle Period Returns” means the Tax Returns of the Company that are required to be filed for any Straddle Period.

“Subsequent Earnout Payment” has the meaning set forth in Section 1.4(a)(ii).

“Subsequent Earnout Period” has the meaning set forth in Section 1.4(a)(ii).

“Subsequent Earnout Period Threshold” means [****].

“Subsequent Period Terminated Member” has the meaning set forth in Section 1.4(a)(ii).

“Survival Period” has the meaning set forth in Section 9.1(a).

“Systems” has the meaning set forth in Section 5.10(c)(xvii).

“Tax” (and, with correlative meaning, “Taxes”) means any federal, state, local or foreign income, gross receipts, property, sales, use, license, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, transfer or excise tax, or any other tax of any kind whatsoever imposed by any Governmental Authority, together with any interest, penalty or addition to tax imposed by such Governmental Authority with respect thereto, including any such amounts attributable to any other Person with respect to which Company may be held liable as a successor, by operation of law, by contract or otherwise.

“Tax Claim” has the meaning set forth in Section 8.2(e)(i).

“Tax Dispute” has the meaning set forth in Section 8.2(h).

“Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax and any affiliated, consolidated, combined, unitary or similar return.

“Third Party” means a Person that is not a party to this Agreement, but excluding any Affiliate of a Party.

“Third Party Claim” means any pending or threatened Claim against any Indemnified Person by a Third Party, whether or not involving an Action.

“Third Party IP Assets” has the meaning set forth in Section 5.10(c)(v).

“Trade Secrets” mean rights in trade secrets, know-how, confidential or proprietary business information and other proprietary information including, without limitation, designs, research and development information, technical information, specifications, operating and maintenance manuals, methods, engineering drawings, data, discoveries, inventions, industrial designs (whether or not patentable or subject to copyright, mask work, or trade secret protection).

“Transactions” means the Purchase and the other transactions contemplated by this Agreement and the other Transaction Documents.

“Transaction Document” means any agreement or other document contemplated by this Agreement.

“Transaction Expenses” means (i) the aggregate amount of the fees, expenses and other amounts (including all attorneys’ fees, financial advisory, brokerage and investment banking fees, accountants’ fees, and commitment fees) that become payable or are otherwise incurred by or on behalf of Company and that are unpaid, or any of the Selling Members and/or any of their respective Affiliates in connection with the preparation, negotiation and enforcement of this Agreement, any Transaction Document and otherwise in connection with the Transactions, and (ii) any transfer, documentary, sales, use, stamp, payroll or other Taxes which become payable in connection with, or as a result of, the sale and purchase of the Membership Units. For the avoidance of doubt, all fees and expenses of the Escrow Agent pursuant to the Escrow Agreement shall be borne and paid by Buyer.

“Transfer Taxes” has the meaning set forth in Section 8.2(g).

“True-Up Amount” means an amount equal to the Final Working Capital Adjustment minus the Estimated Closing Working Capital Adjustment, whether a positive or negative number.

“WARN Act” has the meaning set forth in Section 5.13(d).

“Working Capital” has the meaning set forth in Section 3.1.

“Working Capital Target” means an amount equal to thirty-seven percent (37%) of deferred revenue, as reflected on the Estimated Closing Balance Sheet (in the case of the Estimated Working Capital Target) or the Closing Balance Sheet (in the case of the Closing Working Capital Target).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed or caused this Securities Purchase Agreement to be executed and delivered as of the day and year first above written.

“BUYER”

IMPRIVATA, INC.

By:	/s/ Omar Hussain
Name:	Omar Hussain
Title:	President and Chief Executive Officer

“SELLERS REPRESENTATIVE”

/s/ David Wiener
David Wiener

“SELLING MEMBERS”

/s/ David Wiener
David Wiener

/s/ Carl Bertrams
Carl Bertrams

/s/ Michael Esquinaldo
Michael Esquinaldo

“COMPANY”

Solely with respect to obligations contained in Section 8.3:

HT SYSTEMS, LLC

By:	/s/ David Wiener
Name:	David Wiener
Title:	President and Chief Executive Officer